Exhibit 10.1
INTERIM LOAN AGREEMENT

Dated as of January 22, 2007

by and among

HOSPITALITY PROPERTIES TRUST,
as Borrower

Each of

MERRILL LYNCH CAPITAL CORPORATION,

as Administrative Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Lead Arranger and Lead Bookrunner,

WACHOVIA BANK, NATIONAL ASSOCIATION
RBC CAPITAL MARKETS
UBS SECURITIES LLC
and
MORGAN STANLEY SENIOR FUNDING INC.,

as Co-Syndication Agents,

and

THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5.,
as Lenders

-i-

-ii-

-iii-

		Page

Section 12.18.	Liability of Trustees, Etc.	89
Section 12.19.	Patriot Act	89

SCHEDULE 1.1.(a)	Applicable Margin
SCHEDULE 1.1.(c)	List of Loan Parties
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Title to Properties; Liens
SCHEDULE 6.1.(g)	Indebtedness and Guaranties
SCHEDULE 6.1.(h)	Material Contracts
SCHEDULE 6.1.(i)	Litigation
SCHEDULE 6.1.(k)	Financial Statements
SCHEDULE 6.1.(y)	List of Unencumbered Assets
EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Solvency Certificate
EXHIBIT G	Form of Officer’s Certificate
EXHIBIT H	Form of Interim Note
EXHIBIT I	[Reserved]
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Administrative Questionnaire

-iv-

THIS INTERIM LOAN AGREEMENT (this “Agreement”) dated as of January 22, 2007 by and among HOSPITALITY PROPERTIES TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent (the “Agent”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Lead Arranger and Lead Bookrunner (in each such capacity, the “Lead Arranger” and “Lead Bookrunner”), WACHOVIA BANK, NATIONAL ASSOCIATION, RBC CAPITAL MARKETS, UBS SECURITIES LLC and MORGAN STANLEY SENIOR FUNDING INC., as Co-Syndication Agents (the “Syndication Agents”), and each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5.(d).

WHEREAS, the Borrower has entered into that certain Agreement and Plan of Merger, dated as of September 15, 2006 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof (the “Merger Agreement”)) with TravelCenters of America, Inc., a Delaware corporation (the “Target”), Oak Hill Capital Partners, L.P., a Delaware limited partnership, solely in its capacity as the representative of the existing stockholders of the Target and HPT TA Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Borrower (the “Merger Sub”), pursuant to which Merger Sub will merge with and into the Target, with the Target surviving (the “Merger”).

WHEREAS, to finance the Merger and related transactions, the Borrower will raise gross proceeds of up to $2.0 billion through (i) the issuance of equity, equity-linked and debt securities (collectively, the “Securities”) and (ii) borrowings under this Agreement.

WHEREAS, on the closing date of the Merger, Target and its subsidiaries will repay certain indebtedness (the “Existing Indebtedness”) outstanding on such date (including Target’s existing term loan and revolving credit facility) and terminate all commitments to make extensions of credit thereunder (the “Refinancing”).

WHEREAS, immediately prior to the consummation of the Merger, (i) the Borrower will own all of the outstanding Equity Interests of HPT TA Properties Trust, a Maryland real estate investment trust (“TCA REIT”); (ii) TCA REIT will own all of the outstanding Equity Interests of TravelCenters of America, LLC (“TCA LLC”); and (iii) TCA LLC will own all of the outstanding Equity Interests of the Merger Sub (which will merge with and into the Target). The Target will convert from a corporation to a limited liability company in connection with the Merger and, immediately after giving effect to the Merger, TCA LLC will remain the holder of all the outstanding Equity Interests of such limited liability company (as successor to the Merger Sub).

WHEREAS, immediately following the consummation of the Merger, (i) each Travel Center Property to be retained by the Borrower will be distributed to TCA REIT or one of its Subsidiaries and then leased by TCA REIT or one of its Subsidiaries to TCA LLC or one of its Subsidiaries and (ii) TCA REIT will distribute to the Borrower, and the Borrower will distribute to its common shareholders, all of the outstanding Equity Interests of TCA LLC (such distributions, collectively the “Travel Centers Distribution”) (such transactions, collectively, the “Restructuring”).

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of an Interim Loan on the Effective Date, in an aggregate principal amount up to $2.0 billion.

WHEREAS, the proceeds of the Interim Loans are to be used in accordance with Section 7.8 hereof.

WHEREAS, the Merger, the Refinancing, the Restructuring, the offering of the Securities and the closing of the Interim Loan and the other related transactions contemplated hereby and thereby are referred to as the “Transactions.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I. Definitions

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.

“Adjusted EBITDA” means, with respect to a Person for a given period, such Person’s EBITDA for such period determined on a consolidated basis less the sum of (a) any FF&E Reserves to the extent included in EBITDA and (b) (1) when determining the Adjusted EBITDA of a Travel Center Property, the excess, if any, with respect to each Travel Center Property of such Person, of (i) $150,000 per annum for such Travel Center Property (such amount to be appropriately adjusted if such period is not a year in duration) over (ii) the FF&E Reserve actually funded during such period or prefunded for such period with respect to such Travel Center Property pursuant to the applicable Operating Agreement or any related Ancillary Agreement or (2) in all other cases, the excess, if any, with respect to each Hotel or Hotel Pool (as applicable) of such Person, of (i) 4.0% of total gross room revenues of such Hotel or Hotel Pool for such period over (ii) the FF&E Reserve actually funded during such period or prefunded for such period with respect to such Property or Hotel Pool pursuant to the applicable Operating Agreement or any related Ancillary Agreement, and (c) to the extent included in EBITDA, replacement reserves for (i) any Property that is not a Hotel and is part of a Hotel Pool included in Unencumbered Hotels, or (ii) Other Acceptable Properties.

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America).

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit K.

“Advisory Agreement” means that certain Advisory Agreement dated as of January 1, 1998 by and between the Borrower and RMR.

“Affected Lender” has the meaning given such term in Section 4.5.

“Affiliate” means any Person (other than the Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding ten percent (10.0%) or more of any Equity Interest in the Borrower; or (c) ten percent (10.0%) or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person.

“Agent” has the meaning given such term in the preamble to this Agreement.

“Agreement” has the meaning given such term in the preamble to this Agreement.

“Agreement Date” means the date as of which this Agreement is dated.

“Ancillary Agreement” means, with respect to any Operating Agreement, any material incidental agreement with respect to such Operating Agreement (including, by way of example, guarantees, franchise agreements, and, in the case of Leases, management agreements not constituting Operating Agreements) to which the Borrower or any Subsidiary is a party.

“Applicable Law” means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the levels in the table set forth in Schedule 1.1.(a) (each a “Level”). Any change in the Borrower’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs. During any period in which the Borrower has received Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the higher of such two Credit Ratings; provided, however, that if the ratings of S&P and Moody’s are two pricing Levels apart, then the Applicable Margin shall be based on the Level that falls between the Levels that correspond to the ratings of S&P and Moody’s. During any period for which the Borrower has received a Credit Rating from only one

Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period for which the Borrower has not received a Credit Rating from either Rating Agency, then the Applicable Margin shall be determined based on Level 6.

“Applicable Percentage” means (i) 0.75%, if the Borrower has a Credit Rating on the Effective Date of at least Baaa3 from Moody’s and at least BBB- from S&P, and (ii) 1.00%, in the event that clause (i) hereof does not apply.

“Asset Sale” means the sale by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Wholly Owned Subsidiaries of (i) any Equity Interests of any of the Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries or (iii) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries; provided that no sale or sales of other assets shall be deemed to constitute an Asset Sale, unless the aggregate value of such assets sold in all such asset sales exceeds $50.0 million, and then, only to the extent of such excess; provided further, that, notwithstanding the foregoing, any sale of other assets in a single transaction or a series of related transactions the aggregate value of which is equal to or greater than $50.0 million, shall be deemed to constitute an Asset Sale in an amount equal to the aggregate value of all such assets sold.

“Asset Under Development” means, as of any date of determination, any Property on which construction of new income-producing improvements has been commenced and is continuing. If such construction consists of the construction of tenant or comparable improvements, as opposed to material expansion of such Property or any “ground up” development, such Property shall not be considered to be an Asset Under Development. In addition, to the extent any Property includes a revenue generating component (e.g. an existing Hotel) and a building under development, such revenue generating component shall not be considered to be an Asset Under Development but such building under development shall be considered to be an Asset Under Development. Further, no Hotel shall be considered an Asset Under Development if the opening date with respect to such Hotel has occurred.

“Assignee” has the meaning given that term in Section 12.5.(d).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Base Payments” means the minimum base rent or owner’s priority payment that an Owner is entitled to receive under an Operating Agreement. The term excludes: (a) payments (such as real estate taxes, insurance premiums, and costs of maintenance) that the Operating Agreement requires the Operator to pay third parties; (b) any element of rent or owner’s priority payment that is conditional, contingent, or not yet capable of determination; and (c) FF&E Reserves. If Operating Agreement(s) for multiple Hotels do not separately allocate Base Payments to such Hotels, then Base Payments shall be reasonably allocated among such Hotels (where necessary) in a manner satisfactory to Agent.

“Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one half of one percent (0.5%). Any change in the Base

Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Agent or any other Lender on any extension of credit to any debtor.

“Base Rate Loan” means an Interim Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the preamble to this Agreement and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capitalization Rate” means 9.0%.

“Capitalized Lease Obligation” means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank at the time of the acquisition thereof has capital and unimpaired surplus in excess of $500,000,000.00 and which bank or its holding company at the time of the acquisition thereof has a short term commercial paper rating of at least A 2 or the equivalent by S&P or at least P 2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at the time of the acquisition thereof at least A 2 or the equivalent thereof by S&P or at least P 2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have at the time of the acquisition thereof net assets of at least

$500,000,000.00 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any requirement of any Governmental Authority, or by reason of the temporary requisition of the use or occupancy of all or any part of any Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Commitment” means, as to each Lender, such Lender’s obligation to make an Interim Loan hereunder on the Effective Date in the amount set forth for such Lender on its signature page hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.11. or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.

“Convert”, “Conversion” and “Converted” each refers to the conversion of an Interim Loan of one Type into an Interim Loan of another Type pursuant to Section 2.9.

“Credit Rating” means, with respect to a Person, the lowest rating assigned by a Rating Agency to each series of rated senior unsecured long term indebtedness of such Person.

“Debt Service” means, for any period, the sum of: (a) Interest Expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period and (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” has the meaning set forth in Section 3.11.

“Derivatives Contract” means any “swap agreement” as defined in 11 U.S.C. § 101.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, the termination value(s) thereof determined in accordance with GAAP.

“Developable Property” means (a) any Property on which there are no improvements (excluding land which is leased under a net lease to a third party) or (b) any Property (or portion thereof) acquired by the Borrower or any Subsidiary for the purpose of being developed. Developable Property shall not include any Property that is an Asset Under Development.

“Dollars” or “$” means the lawful currency of the United States of America.

“Due Diligence Reports” means, as to any Hotel Pool or individual Hotel not in a Hotel Pool, (a) an Operating Agreement Abstract and (b) such other information as the Agent may reasonably request in order to evaluate such Hotel Pool or Hotel.

“EBITDA” means, with respect to a Person for a given period: (a) net income (or loss) of such Person for such period determined on a consolidated basis exclusive of the following (to the extent included in determination of such net income (loss)): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates. Straight line rent leveling adjustments, deferred percentage rent and deferred hotel operating income adjustments and amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141 and the like required under GAAP, shall be disregarded in determinations of EBITDA (to the extent such adjustments would otherwise have been included in the determination of EBITDA).

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means (a) a Lender, (b) an affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless a Default or Event of Default specified in Section 10.1 (a), (b), (f) or (g) shall exist or the Lead Arranger, in consultation with the Borrower, has determined that such assignment is necessary to achieve a successful syndication, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security (other than a security constituting Indebtedness) convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by a Person of any Equity Interest and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) holding title to or beneficially owning assets which are or are intended to become collateral for any Secured Indebtedness of such Subsidiary, or being a beneficial owner of a Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests) and (b) which (i) is, or is expected to be, prohibited from Guarantying the Indebtedness of any other Person pursuant to any document, instrument or agreement evidencing such Secured Indebtedness or (ii) is prohibited from Guarantying the Indebtedness of any other Person pursuant to a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition or anticipated condition to the extension of such Secured Indebtedness.

“Existing Indebtedness” has the meaning given such term in the third “WHEREAS” clause of this Agreement.

“Fair Market Value” means, with respect to (a) a security listed on a principal national securities exchange, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transac-

tion, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“FF&E Reserve” means, for any period and with respect to a given Property or Hotel Pool, an amount equal to the amount that the Operating Agreement or any Ancillary Agreement for such Property or Hotel Pool requires the Operator to reserve during such period for (i) replacements and renewals to such Property’s or Hotel Pool’s furnishings, fixtures and equipment, (ii) routine repairs and maintenance to buildings which are normally capitalized under GAAP and (iii) major repairs, alterations, improvements, renewals or replacements to building structures, roofs or exterior facade, or for mechanical, electrical, HVAC, plumbing or vertical transportation systems.

“Fitch” means Fitch, Inc. and its successors.

“Fixed Charges” means, for any period, the sum (without duplication) of (a) Debt Service for such period and (b) Preferred Dividends for such period.

“Floating Rate Debt” means all Indebtedness of the Borrower and its Subsidiaries which bears interest at fluctuating rates (excluding, until the date that is one year following the effective date of the Merger, all Loans and other Indebtedness of the Borrower under the Loan Documents) and for which the Borrower or any such Subsidiary has not obtained Interest Rate Agreements which effectively cause such variable rates to be equivalent to fixed rates less than or equal to (a) the rate (as reasonably determined by the Agent) borne by United States 10-year Treasury Notes at the time the applicable Interest Rate Agreement became effective plus (b) 3.0%.

“Funds From Operations” means, for any period, (a) net income of the Borrower for such period determined on a consolidated basis exclusive of the following (to the extent included in the determination of such net income): (i) depreciation and amortization; (ii) gains and losses from extraordinary or non-recurring items; (iii) gains and losses on sales of real estate; (iv) gains and losses on investments in marketable securities; and (v) provisions/benefits for income taxes for such period, plus (b) FF&E Reserves required under Operating Agreements but not included in net income, plus (c) the Borrower’s share of Funds From Operations from Unconsolidated Affiliates. Straight line rent leveling adjustments, deferred percentage rent and deferred hotel oper-

ating income adjustments and amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141 required under GAAP shall be disregarded in determinations of Funds From Operations (to the extent such adjustments otherwise would be included in the determination of Funds From Operations).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governing Documents” of any Person means the declaration of trust, certificate or articles of incorporation, by-laws, partnership agreement or operating or members agreement, as the case may be, and any other organizational or governing documents, of such Person.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing the following terms and conditions: (a) either (i) a remaining term (taking into account extensions which may be effected by the lessee without the consent of the lessor) of no less than 30 years from the Agreement Date, or (ii) the right of the lessee to purchase the property on terms reasonably acceptable to the Agent; (b) the right of the lessee to mortgage and encumber its interest in the leased property; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; and (d) free transferability of the lessee’s interest under such lease, including ability to sublease, subject to only reasonable consent provisions.

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include each Material Subsidiary (unless an Excluded Subsidiary or an Unleveraged Non-Domestic Subsidiary).

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) the repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hotel” means any Property, the improvements on which are operated as a hotel, inn or the providing of lodging or leisure services, together with any incidental improvements on such Property operated in connection with such hotel, inn, lodging or leisure facility.

“Hotel Net Cash Flow” means the net operating cash flow of a Hotel, after (a) all taxes (except income taxes), insurance, salaries, utilities, and other operating expenses, all sums that the applicable Operating Agreement or any related Ancillary Agreement requires the applicable Operator to pay (excluding (i) all items payable to such Operator that are subordinated to Base Payments and (ii) Base Payments), and (b) the greater of (a) FF&E Reserves, or (b) 4.0% of total gross room revenues for such period. Hotel Net Cash Flow shall be determined as of any date based on the last four completed fiscal quarters of the Person that owns such Hotel (subject to reasonable adjustment or interpolation to accommodate differences between such Person’s fiscal quarters and those of its Operator).

“Hotel Pool” means any group of two or more Properties, substantially all of the value of which is attributable to Hotels, that are (a) leased to or managed by an Operator pursuant to a single Operating Agreement, or (b) leased or managed pursuant to Operating Agreements that are cross-defaulted (as to defaults by Operator), together with all other Properties whose Operating Agreements are cross-defaulted (as to defaults by Operator) with such Operating Agreement.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (1) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (2) evidenced by bonds, debentures, notes or similar instruments, or (3) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference; (g) all obligations of such Person in respect of any take out commitment or forward equity commitment (excluding, in the case of the Borrower and its Subsidiaries, any such obligation that can be satisfied solely by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person, valued at the lesser of (1) the stated or determinable amount of the Indebtedness such Person Guaranteed or, if the amount of such Indebtedness is not stated or determinable, the maximum reasonably anticipated liability in respect thereof, and (2) the amount of any express limitation on such Guaranty; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation, valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the Fair Market Value of such property or assets; and (j) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Intellectual Property” has the meaning given that term in Section 6.1.(t).

“Interest Expense” means, with respect to a Person for any period of time, (a) the interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of such Person for such period plus (b) in the case of the Borrower, the Borrower’s pro rata share of Interest Expense of its Unconsolidated Affiliates. Interest Expense shall exclude any amortization of (i) deferred financing fees and (ii) debt discounts (but only to the extent such discounts do not exceed 3.0% of the initial face principal amount of such debt).

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending one, two, three or six months (or, in the case, of a LIBOR Loan pursuant to Section 2.9(b), 14 days) thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period (other than an Interest Period pursuant to Section 2.9(b)) that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar contractual agreement or arrangement entered into with a nationally recognized financial institution then having an Investment Grade Rating for the purpose of protecting against fluctuations in interest rates.

“Interim Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Interim Note” has the meaning given that term in Section 2.10.(a).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Property or other asset, the acquisition thereof. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from both Rating Agencies.

“Lead Arranger” has the meaning given such term in the preamble to this Agreement.

“Lead Bookrunner” has the meaning given such term in the preamble to this Agreement.

“Lease” means a (sub)lease of a Property between the Borrower or a Subsidiary, as (sub)lessor, and an Operator, as (sub)lessee; provided that unless the Agent otherwise approves, a (sub)lease of a Property from the Borrower or a Subsidiary to a TRS or any other Subsidiary of the Borrower shall be deemed not to be a “Lease” for purposes of this Agreement.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent and the Borrower in writing from time to time.

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to appear on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Loans” means Interim Loans bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code as in effect in an a plicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means an Interim Loan.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations. Schedule 1.1.(c) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Management Agreement” means an agreement pursuant to which the Borrower or a Subsidiary, as Owner, contracts for the management and operation of a Property by an Operator. In the event a Property is subject to both a Lease and an agreement that would otherwise constitute a Management Agreement under this definition, such agreement shall be treated as an Ancillary Agreement with respect to such Lease rather than as a Management Agreement for purposes of this Agreement,

“Managing Trustee” means either Mr. Barry M. Portnoy or Mr. Adam D. Portnoy, both having a business address c/o RMR.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Interim Loans are scheduled to be due and payable in full.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, and in any event shall include the Advisory Agreement.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

“Material Subsidiary” means any Subsidiary to which 2.0% or more of Total Asset Value is, directly or indirectly, attributable.

“Maturity Date” shall mean the date which is 364 days after the Effective Date or, if such date is not a Business Day, the Business Day immediately preceding such date.

“Merger” has the meaning given such term in the first “WHEREAS” clause of this Agreement.

“Merger Agreement” has the meaning given such term in the first “WHEREAS” clause of this Agreement.

“Merger Sub” has the meaning given such term in the first “WHEREAS” clause of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits or limits the creation or assumption of any Lien on any assets of a Person or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, the following shall not constitute a Negative Pledge for purposes of this Agreement: an agreement (a) that (i) establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets, or (ii) limits cross-collateralization of specific assets or pools of assets with other assets or pools of assets or otherwise imposes documentary, procedural or other conditions or requirements in connection with a Person’s encumbering its assets, but (b) that does not generally prohibit (i) the encumbrance of its assets or (ii) the encumbrance of specific assets.

“Net Proceeds” means:

(a) with respect to any Equity Issuance by the Borrower or any of its Subsidiaries, the aggregate amount of all cash and Cash Equivalents received by such Person in respect of such Equity Issuance, net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance;

(b) with respect to any incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the aggregate amount of all cash and Cash Equivalents received by such Person in respect of such incurrence or issuance of Indebtedness, net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and com-

missions and other customary fees and expenses actually incurred by such Person in connection with such incurrence or issuance of Indebtedness;

(c) with respect to any Asset Sale by the Borrower or any of its Subsidiaries, the aggregate amount of all cash, Cash Equivalents and Fair Market Value of all other property received by such Person in respect of such Asset Sale, net of (i) investment banking fees, legal fees, accountants’ fees, survey costs, title insurance premiums, search and recording charges, transfer taxes, deed or mortgage recording taxes, brokerage and consultant fees and other customary fees and expenses actually incurred by such Person in connection with such Asset Sale, (ii) the principal amount of any Indebtedness that is secured by the applicable asset that is required to be repaid in connection with such transaction and (iii) income taxes reasonably estimated to be actually payable within two years of the date of the Asset Sale as a result of any gain recognized in connection therewith; and

        (d) with respect to any Casualty Event of the Borrower or any of its Subsidiaries, the cash insurance proceeds, condemnation awards and other compensation received by such Person in respect of such Casualty Event, net of (i) legal fees, accountants’ fees, survey costs, title insurance premiums, search and recording charges, transfer taxes, deed or mortgage recording taxes, brokerage and consultant fees and other customary fees and expenses actually incurred by such Person in connection with the collection of the proceeds, awards or other compensation relating to such Casualty Event, (ii) the principal amount of any Indebtedness that is secured by the applicable asset that is required to be repaid in connection with such Casualty Event and (iii) income taxes reasonably estimated to be actually payable within two years of the date of such Casualty Event Sale as a result of any gain recognized in connection therewith; provided, however, that Net Proceeds of any Casualty Event shall not include any amount to the extent that, pursuant to the terms of any Operating Agreement or any ground lease to which the Borrower or any Subsidiary is a party as a tenant or subtenant, such amount must be applied to restoration or repair, or acquisition or reinvestment, or must be paid over or distributed to third parties.

       “Non-Domestic Property” means a Property located outside a state, territory or commonwealth of the United States of America (including without limitation Puerto Rico and the U.S. Virgin Islands) or the District of Columbia. Notwithstanding the foregoing, the two hotels currently owned by the Borrower located in Ontario, Canada are deemed not to be Non-Domestic Properties for purposes of this Agreement.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means an Interim Note.

“Notice of Borrowing” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Interim Loans.

“Notice of Continuation” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.8. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Operating Agreement Abstract” means, as to any Operating Agreement for a Hotel Pool or individual Hotel not in a Hotel Pool, an abstract of such Operating Agreement and any Ancillary Agreements in form and substance reasonably acceptable to the Agent, which shall include a reasonably detailed description of the following for such Operating Agreement and Ancillary Agreements: (a) all rent and priority payments due to the Owner payable under such Operating Agreement, including a description of Base Payments and other components of rent and priority payments due to the Owner payable under such Operating Agreement, (b) the term (including provisions for extension) of the Operating Agreement and any related Ancillary Agreements, (c) reserves for items of the type described in the definition of FF&E Reserve, (d) security deposits and other similar deposits required to made by the Operator, (e) the terms of any Guaranty of such Operating Agreement, including without limitation, the identity of the guarantor(s), any collateral security for the obligations of such guarantor(s) and any provisions providing for reduction or release of the obligations of such guarantor(s) thereunder, (f) termination events, (g) the terms of any Ancillary Agreements for the Hotel Pool or Hotel subject to such Operating Agreement, (h) a summary of any restrictions on the Owner’s ability to sell, encumber, pledge, mortgage or otherwise grant Liens upon the Properties subject to such Operating Agreement, (i) restrictions, requirements or other provisions regarding the hotel brand name, trademark or trade name under which the Operator may operate any Hotel subject to such Operating Agreement, and (j) any materials terms that are unusual in nature or not contained in the majority of the Operating Agreements or Ancillary Agreement for the Unencumbered Hotels at such time.

“Operating Agreement” means any Lease or Management Agreement.

“Operator” means the (sub)lessee or manager of a Property pursuant to an Operating Agreement, provided that unless the Agent otherwise approves, any such (sub)lessee or manager which is a TRS or other Subsidiary of the Borrower or an Affiliate of the Borrower (including, without limitation, RMR, or any Managing Trustee) shall be deemed not to be an “Operator” for purposes of this Agreement.

“Operator Deposits” means the following: (a) any cash or Cash Equivalent that secures the payment of Base Payments, an Operator’s obligations under such Operator’s Operating Agreement or the obligations of a manager or franchisor under an Ancillary Agreement (including, without limitation, any cash or Cash Equivalent deposited in connection with a Guaranty of an Operator’s obligations under an Operating Agreement or of the payment of Base Payments); or (b) the total amount of any deferred purchase price payable by the Borrower or any of its Subsidiaries to an Operator or an Operator’s Affiliates, against which purchase price the Borrower or such Subsidiary, as applicable, is entitled, pursuant to such Operator’s Operating Agreement, to offset Base Payments, damages resulting from such Operator’s default under its Operating Agreement or from a default by a manager or franchisor under an Ancillary Agreement.

“Other Acceptable Property” means any Property not otherwise qualifying as an Unencumbered Hotel which the Requisite Lenders have agreed in their sole discretion and in writing is to be included as an Unencumbered Asset. A Travel Center Property shall constitute an Other Acceptable Property so long as such Property satisfies the following requirements:

(i) such Travel Center Property is owned in fee simple solely by the Borrower or a Guarantor or leased solely by the Borrower or a Guarantor pursuant to a Ground Lease;

(ii) such Travel Center Property is not an Asset Under Development and is in service;

(iii) neither such Travel Center Property, nor any interest of the Borrower or such Guarantor therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof or Liens in favor of the Borrower or a Guarantor) or to any Negative Pledge;

(iv) if such Travel Center Property is owned or leased by a Subsidiary, (x) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof or Liens in favor of the Borrower or a Guarantor) or to any Negative Pledge, and (y) such Subsidiary has not directly or indirectly guarantied or assumed liability for any Indebtedness of any Subsidiary that is not a Guarantor;

(v) such Travel Center Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters which, collectively, materially impair the value of such Travel Center Property;

(vi) such Travel Center Property is leased to TCA LLC or one of its Subsidiaries pursuant to an Operating Agreement substantially on the terms described in the Borrower’s Current Report on Form 8-K dated December 12, 2006, filed with the Securities and Exchange Commission, or on other terms reasonably satisfactory to the Agent; and

(vii) the Borrower has not removed such Travel Center Property voluntarily as an “Other Acceptable Property” pursuant to Section 8.4(p).

“Owner” means the Borrower or a Subsidiary in it capacity as (sub)lessor or owner pursuant to an Operating Agreement.

“Participant” has the meaning given that term in Section 12.5.(c).

“Payment Date” means the 46th, 91st, 136th and 181st day following the Effective Date; provided, however, that no such date shall be a “Payment Date” if the outstanding aggregate principal amount of, and all accrued but unpaid interest on, the Interim Loans, together with all other amounts outstanding under this Agreement have been repaid as of such date.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, ware-housemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not at the time required to be paid or discharged under Section 7.6., or (ii) are the responsibility of a financially responsible Operator to discharge; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person and, in the case of the Borrower or any Subsidiary, Liens granted by any tenant on its leasehold estate in a Property which are subordinate to the interest of the Borrower or a Subsidiary in such Property; (d) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1.(f); (e) deposits to secure trade contracts (other than for Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) the lessor’s interest in property leased to the Borrower or any of its Subsidiaries pursuant to a lease permitted by this Agreement; (g) the interests of tenants, operators, franchisors, or managers of Properties; (h) Liens in favor of the Agent for the benefit of the Lenders; and (i) Liens which are also secured by restricted cash or Cash Equivalents of equal or greater value.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” has the meaning given such term in Section 2.4(a) hereof.

“Preferred Dividends” means, for any given period and without duplication, all Restricted Payments accrued or paid (and in the case of Restricted Payments paid, which were not accrued during a prior period) during such period on Preferred Stock issued by the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) to the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Stock, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Stock” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate of interest per annum quoted in The Wall Street Journal, Money Rates Section as the Prime Rate, as in effect  from time to time. The Prime Rate is not necessarily the lowest rate of interest offered by the Agent or any Lender.

“Principal Office” means the office of the Agent located at 4 World Financial Center, 22nd floor, New York, New York 10080, or such other office of the Agent as the Agent may designate from time to time.

“Property” means any parcel of real property, together with all improvements thereon, owned or leased pursuant to a Ground Lease by the Borrower or any Subsidiary.

“Rating Agencies” means S&P and Moody’s. If either such corporation ceases to act as a securities rating agency or ceases to provide ratings with respect to the senior long-term unsecured debt obligations of the Borrower, then the Borrower may designate as a replacement Rating Agency Fitch or any other nationally recognized securities rating agency acceptable to the Agent.

“Refinancing” has the meaning given such term in the third “WHEREAS” clause of this Agreement.

“Register” has the meaning given that term in Section 12.5.(e).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under Sections 856-859 of the Internal Revenue Code.

“Requisite Lenders” means, as of any date, Lenders holding at least a majority of the aggregate amount of the Loans outstanding.

“Responsible Officer” means (a) with respect to the Borrower, the Borrower’s President or Treasurer or any Managing Trustee of the Borrower and (b) with respect to any other Loan Party, such Loan Party’s chief executive officer or chief financial officer.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of an identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Restructuring” has the meaning given such term in the fifth “WHEREAS” clause of this Agreement.

“Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 23, 2005, by and among the Borrower, Wachovia Capital Markets, LLC and RBS Securities Corporation, as joint lead arrangers, Wachovia Capital Markets, LLC, as sole book manager, Wachovia Bank, National Association, as administrative agent, the Royal Bank of Scotland PLC, as syndication agent, Calyon New York Branch, Royal Bank of Canada and Sumitomo Mitsui Banking Corporation, as documentation agents and the lenders, from time to time, party thereto, as in effect on the Effective Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Effective Date.

“RMR” means Reit Management & Research, LLC, together with its successors and permitted assigns.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.

“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien, and in the case of the Borrower and the Guarantors, shall include (without duplication) the Borrower’s and such Guarantors’ pro rata share of the Secured Indebtedness of its Unconsolidated Affiliates.

“Securities” has the meaning given such term in the second “WHEREAS” clause of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Notwithstanding the foregoing, so long as the Travel Centers Distribution occurs not more than 5 Business Days following the effective date of the Merger, none of TCA LLC or any of its Subsidiaries shall be considered to be a “Subsidiary” of the Borrower for purposes of this Agreement.

“Syndication Agents” has the meaning given such term in the preamble to this Agreement.

“Take-Out Banks” has the meaning given such term in Section 7.15.

“Take-Out Offering” has the meaning given such term in Section 7.15.

“Take-Out Offering Document” has the meaning given such term in Section 7.15.

“Take-Out Securities” has the meaning given such term in Section 7.15.

“Tangible Net Worth” means, as of any given time: (a) the unallocated gross book value (exclusive of depreciation and amortization) of all real estate assets of the Borrower and its Subsidiaries that constitute Properties at such time; plus (b) the book value of other assets (excluding any real estate assets) of the Borrower and its Subsidiaries; less (c) all amounts appearing on the assets side of a consolidated balance sheet of the Borrower for assets separately classified as intangible assets under GAAP (except for allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 and the like); less (d) all Total Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis; less (e) all other liabilities of the Borrower and its Subsidiaries determined on a consolidated basis (except liabilities resulting from allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 and the like).

“Target” has the meaning given such term in the first “WHEREAS” clause of this Agreement.

“Taxes” has the meaning given that term in Section 3.12.

“TCA LLC” has the meaning given to such term in the fourth “WHEREAS” clause of this Agreement.

“TCA REIT” has the meaning given to such term in the fourth “WHEREAS” clause of this Agreement.

“Titled Agent” means any of the Lead Arranger, Lead Bookrunner or any Syndication Agent, and their respective successors and permitted assigns.

“Total Asset Value” means the sum of the following (without duplication) of the Borrower and its Subsidiaries for the fiscal quarter most recently ended: (a)(i) with respect to all Properties owned (or leased pursuant to a Ground Lease) by the Borrower or any Subsidiary for the entire fiscal quarter most recently ending, Adjusted EBITDA attributable to such Properties for such period multiplied by (ii) 4 and divided by (iii) the Capitalization Rate; provided, however, that the value of any Travel Center Property that the Borrower or a Subsidiary has not owned or leased for a full fiscal quarter shall equal the purchase price paid for such Travel Center Property (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements); (b) the purchase price paid for any Property acquired during such fiscal quarter (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements but including amounts retained as Operator Deposits, and prior to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 and the like); (c) all cash and cash equivalents; (d) accounts receivable that are not (i) owing in excess of 90 days as of the end of such fiscal quarter or (ii) being contested in writing by the obligor in respect thereof (in which case only such portion being contested shall be excluded from Total Asset Value); (e) prepaid taxes and operating expenses as of the end of such fiscal quarter; (f) the book value of all Developable Property as of the end of such fiscal quarter; (g) the book value of all other tangible assets (excluding land or other real property) as of the end of such fiscal quarter; (h) the book value of all Unencumbered Mortgage Notes as of the end of such fiscal quarter; and (i) the Borrower’s pro rata share of the preceding items of any Unconsolidated Affiliate of the Borrower.

“Total Indebtedness” means, as of a given date, all liabilities of the Borrower and its Subsidiaries which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date (except liabilities resulting from allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 and the like), and in any event shall include (without duplication): (a) all Indebtedness of the Borrower and its Subsidiaries; (b) the Borrower’s pro rata share of Indebtedness of its Unconsolidated Affiliates; (c) the aggregate amount of all Operator Deposits (other than those Operator Deposits held by a Loan Party or an Unleveraged Non-Domestic Subsidiary in connection with Operating Agreements for which a monetary default exists and has existed for a period of 30 days or more); and (d) net obligations of the Borrower and its Subsidiaries under any Derivatives Contracts not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof.

“Transactions” has the meaning given such term in the eighth “WHEREAS” clause of this Agreement.

“Travel Center Property” means a Property that is (a) developed as a travel related facility and (b) leased to TCA LLC or one of its Subsidiaries. When determining how long the Borrower or a Subsidiary has owned or leased a Travel Center Property that was owned or leased by the Target or one of its Subsidiaries at the time of the Merger, the Borrower or its applicable Subsidiary shall be deemed to have owned or leased such Travel Center Property from the date of the Merger.

“Travel Centers Distribution” has the meaning given to such term in the fifth “WHEREAS” clause of this Agreement.

“TRS” means a Subsidiary of the Borrower that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Internal Revenue Code.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset” means any (a) Unencumbered Hotel, (b) Unencumbered Mortgage Note, or (c) Other Acceptable Property.

“Unencumbered Asset Certificate” has the meaning given that term in Section 8.3.

“Unencumbered Asset Value” means, as of the end of a fiscal quarter, the sum of: (a) unrestricted cash of the Borrower and its Subsidiaries; (b)(i) Adjusted EBITDA for the fiscal quarter most recently ended attributable to Unencumbered Hotels or Travel Center Properties constituting Other Acceptable Properties owned or leased by the Borrower or any Subsidiary for the entire fiscal quarter of the Borrower most recently ended, multiplied by (ii) 4 divided by (iii) the Capitalization Rate; provided, however, that the value of any Travel Center Property that the Borrower or a Subsidiary has not owned or leased for a full fiscal quarter shall equal the purchase price paid for such Travel Center Property (less any amounts paid as a purchase price ad-

justment, held in escrow, retained as a contingency reserve, or other similar arrangements); (c) the purchase price paid for any Unencumbered Hotel acquired during such fiscal quarter (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements); (d) the book value of all Unencumbered Mortgage Notes of the Borrower and its Subsidiaries (excluding any Unencumbered Mortgage Note (i) where the obligor is more than 30 days past due with respect to any payment obligation or (ii) secured by a Non-Domestic Property); and (e) with respect to all Other Acceptable Properties, the value of each such Property determined in accordance with the valuation method established by the Requisite Lenders when the Requisite Lenders approved of such Property as an Other Acceptable Property. To the extent that (w) the sum of the book value of Unencumbered Mortgage Notes would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded; (x) Properties leased by the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary pursuant to a Ground Lease having a remaining term of less than 50 years (taking into account extensions which may be effected by the lessee without the consent of the lessor) would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded; (y) Non-Domestic Properties which are not Other Acceptable Properties would, in the aggregate, account for more than 20% of Unencumbered Asset Value, such excess shall be excluded; and (z) Properties which are not hotels, inns or lodging facilities (or incidental improvements in connection with such hotels, inns or lodging facilities) and are not Other Acceptable Properties would, in the aggregate, account for more than 20% of Unencumbered Asset Value, such excess shall be excluded. If an Unencumbered Hotel or Unencumbered Mortgage Note is not owned as of the last day of a quarter then such asset shall be excluded from the foregoing calculations.

“Unencumbered EBITDA” means, for a given period the aggregate Adjusted EBITDA attributable to the Unencumbered Hotels, Unencumbered Mortgage Notes and Other Acceptable Properties; provided that for purposes of this definition, revenues of an applicable Person during any applicable period constituting payments or accruals for payments of amounts more than 30 days past due and any related reserves shall be excluded in the calculation of such Person's EBITDA for such period.

“Unencumbered Hotels” means every Hotel Pool and Hotel that is not in a Hotel Pool that satisfy all of the following requirements:

(a) such Hotel or each Property in such Hotel Pool is (i) owned in fee simple solely by the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary or (ii) leased solely by the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary pursuant to a Ground Lease;

(b) such Hotel, or in the case of a Hotel Pool, each Property in such Hotel Pool (i) is not an Asset Under Development and (ii) is in service;

(c) neither such Hotel (or in the case of a Hotel Pool, no Property in such Hotel Pool), nor any interest of the Borrower, such Guarantor or such Unleveraged Non Domestic Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof or

Liens in favor of the Borrower, a Guarantor or such Unleveraged Non-Domestic Subsidiary) or to any Negative Pledge;

(d) if such Hotel or Hotel Pool is owned or leased by a Subsidiary, (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof or Liens in favor of the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary) or to any Negative Pledge, and (ii) such Subsidiary has not directly or indirectly guarantied or assumed liability for any Indebtedness of any Subsidiary that is not a Guarantor or an Unleveraged Non-Domestic Subsidiary;

(e) such Hotel, or in the case of a Hotel Pool, each Property in such Hotel Pool, is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters which, collectively, materially impair the value of such Property or Hotel Pool;

(f) such Hotel or Hotel Pool shall be subject to agreements containing terms and conditions which provide the Borrower with substantially the same benefits and risks as Operating Agreements and Ancillary Agreements of Unencumbered Hotels as of the Agreement Date, or otherwise satisfactory to the Agent, with Persons reasonably satisfactory to Agent; and

(g) such Hotel or Hotel Pool (i) has been designated by the Borrower as an “Unencumbered Hotel” on Schedule 6.1(y) or on an Unencumbered Asset Certificate delivered by the Borrower to the Agent pursuant to Section 8.3 or 8.4(o), and (ii) has not been removed voluntarily by the Borrower from “Unencumbered Hotels” pursuant to Section 8.4(p).

“Unencumbered Mortgage Note” means a promissory note satisfying all of the following requirements: (a) such promissory note is owned solely by the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary; (b) such promissory note is secured by a Lien on real property and the improvements on which, include, but are not limited to, a hotel, inn or other lodging or leisure facility or other improvements of a type similar to improvements located on the Properties as of the Agreement Date; (c) neither such promissory note, nor any interest of the Borrower, such Guarantor or an Unleveraged Non-Domestic Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof or Liens in favor of the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary) or to any Negative Pledge; (d) if such promissory note is owned by a Subsidiary, (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof or Liens in favor of the Borrower, a Guarantor or Unleveraged Non-Domestic Subsidiary) or to any Negative Pledge and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to sell, transfer or otherwise dispose of such promissory note without the need to obtain the consent of any Person; (d) such real property and related improvements are not subject to (i) any other Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof or Liens in favor of the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary) or (ii) any en-

vironmental conditions or other adverse matters which, individually or collectively, materially impair the value of such real property or related improvements; (e) the obligor in respect of such promissory note is not an Affiliate of the Borrower or RMR; (f) if the Borrower or any Subsidiary were to acquire such real property and related improvements, no Default or Event of Default would result from such acquisition; and (g) such promissory note (i) has been designated by the Borrower as an “Unencumbered Mortgage Note” on Schedule 6.1(y) or on an Unencumbered Asset Certificate delivered by the Borrower to the Agent pursuant to Section 8.3 or 8.4(o), and (ii) has not been removed by the Borrower from “Unencumbered Mortgage Notes” pursuant to Section 8.4(p).

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unleveraged Non-Domestic Subsidiary” means any Subsidiary (a) the principal Properties of which are Non-Domestic Properties, and (b) which does not have Indebtedness having an aggregate outstanding principal amount in excess of 5.0% of the total assets of such Subsidiary (excluding Indebtedness owed to the Borrower or one or more Guarantors).

“Unsecured Debt Service” means, for a given period, Debt Service for such period, with respect to Unsecured Indebtedness of the Borrower and its Subsidiaries.

“Unsecured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date that is not Secured Indebtedness (excluding Indebtedness associated with Unconsolidated Affiliates that is not Guaranteed by a Loan Party) and in the case of the Borrower shall include (without duplication) Indebtedness that does not constitute Secured Indebtedness.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2. General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or exe-

cuted in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to New York, New York time.

Article II. Interim Loans

Section 2.1. Interim Loans.

(a) Generally. Subject to the terms and conditions hereof, on the Effective Date, each Lender severally and not jointly agrees to make Interim Loans to the Borrower in an aggregate principal amount not to exceed the amount of such Lender’s Commitment. Amounts paid or prepaid in respect of the Interim Loans may not be reborrowed.

(b) Procedure for Interim Loan Borrowing. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing of the borrowing of Interim Loans. The Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans (to the extent the Lead Arranger, in its sole discretion, consents to borrowings in the form of LIBOR Loans), on the date three Business Days prior to the proposed Effective Date and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed Effective Date. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Agent. The Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

(c) Disbursements of Interim Loan Proceeds. No later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Interim Loan to be made by such Lender.

Section 2.2. [Reserved].

Section 2.3. [Reserved].

Section 2.4. Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the Effective Date to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and

(ii) during such periods as such Loan is a LIBOR Loan, at the Adjusted Eurodollar Rate for such Loan for the Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, during the continuance of an Event of Default, all Obligations shall, to the extent permitted by Applicable Law, bear interest payable to the Agent for the account of each Lender, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Section 2.4(a) or (ii) in the case of any other Obligation, 2.0% plus the Base Rate as in effect from time to time (in either case, the “Post-Default Rate”).

(b) Payment of Interest. Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor, and if such Interest Period is longer than three months, at three month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c) Ratings Change. If the Applicable Margin shall change as a result of a change in the Borrower’s Credit Rating and then within a 90 day period change back to the Applicable Margin in effect at the beginning of such period as a result of another change in such Credit Rating, and (i) if the initial change in the Applicable Margin were an increase, then the Borrower will receive as a credit against its Obligations any incremental interest expense with respect to the Loans for the period during which the increase existed and (ii) if the initial change in the Applicable Margin were a decrease, then the Borrower shall promptly pay to the Agent for the benefit of the Lenders additional interest with respect to the Loans for the period during which the decrease existed determined as if such decrease had not occurred.

Section 2.5. Number of Interest Periods.

There may be no more than 6 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.6. Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement, on the Maturity Date (or such earlier date on which prepayments are required pursuant to Section 2.7(b) or on which the Loans become due and payable pursuant to Section 10).

Section 2.7. Prepayments.

(a) Optional. Subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Interim Loan and the Agent shall give each Lender notice of any such prepayment promptly upon receipt of such notice from the Borrower.

(b) Mandatory.

(i) Promptly (but in any event, not to exceed ten (10) Business Days) following the receipt of any Net Proceeds of any Asset Sale by the Borrower or any of its Subsidiaries after the Effective Date, the Borrower shall prepay the Interim Loans in an aggregate amount equal to 100% of such Net Proceeds;

(ii) promptly (but in any event, not to exceed ten (10) Business Days) following the receipt of any Net Proceeds of any incurrence or issuance of Indebtedness by the Borrower or any of its Subsidiaries after the Effective Date, the Borrower shall prepay the Interim Loans in an aggregate amount equal to 100% of such Net Proceeds; provided, that no such prepayment shall be required with respect to the receipt of Net Proceeds of any incurrence or issuance of Indebtedness by the Borrower or any of its Subsidiaries (A) pursuant to this Agreement, (B) pursuant to the Revolving Credit Agreement to the extent that the aggregate amount of Indebtedness incurred under the Revolving Credit Agreement does not, at any one time, exceed $750.0 million or (C) owed to the Borrower or any of its Subsidiaries;

(iii) promptly (but in any event, not to exceed ten (10) Business Days) following the receipt of any Net Proceeds (from a Person other than the Borrower or any of its Subsidiaries) of any Equity Issuance by the Borrower after the Effective Date, the Borrower shall prepay the Interim Loans in an aggregate amount equal to 100% of such Net Proceeds; provided, that no such prepayment shall be required with respect to the receipt of Net Proceeds of any Equity Issance by the Borrower of not more than an aggregate amount of $25.0 million to directors, officers or employees of the Borrower or any of its Subsidiaries; and

(iv) promptly (but in any event, not to exceed ten (10) Business Days) following the receipt of any Net Proceeds of any Casualty Event by the Borrower or any of its Subsidiaries after the Effective Date, the Borrower shall prepay the Interim Loans in an aggregate amount equal to 100% of such Net Proceeds; provided, that no such prepayment shall be required unless (a) the aggregate Net Proceeds of all such Casualty Events exceeds $10.0 million, in which case only such excess shall be applied to prepay the Interim Loans or (b) the Net Proceeds of any Casualty Event exceeds $10.0 million, in which case all Net Proceeds from such Casualty Event shall be applied to prepay the Interim Loans.

Such payment shall be applied to pay all amounts of principal outstanding on the Loans pro rata in accordance with Section 3.2. If any outstanding LIBOR Loans are paid by reason of this subsection (b) prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.8. Continuation.

So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if a Default or Event of Default shall exist at such time, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.9. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.9. Conversion.

(a) Subject to Section 2.9(b), so long as no Default or Event of Default shall exist, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of an Interim Loan of one Type into an Interim Loan of another Type. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

(b) Notwithstanding Section 2.9(a), the Borrower shall not Convert all or a portion of an Interim Loan that is a Base Rate Loan into a LIBOR Loan prior to the date that is 30 days after the Effective Date unless no Default or Event of Default shall exist and (i) the Lead Arranger, in its sole discretion, consents to such Conversion, or (ii) the Lead Arranger determines that the completion of the primary syndication of the Interim Loan shall have occurred; provided, however, that commencing on the fifth day after the Effective Date, the Borrower may nevertheless, until the date that is 30 days after the Effective Date, unless a Default or Event of Default shall exist, Convert all or a portion of an Interim Loan that is a Base Rate Loan into a LIBOR Loan with an interest period of 14 days.

Section 2.10. Notes.

(a) Interim Note. The Interim Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit H (each an “Interim Note”), payable to the order of such Lender in a principal amount equal to the amount of its Interim Loan as originally in effect and otherwise duly completed.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.11. Termination of Commitments.

The Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate and this Agreement shall be of no further force or effect at 5:00 p.m., New York City time, on March 31, 2007 (or June 30, 2007, to the extent the Borrower has exercised its right under Section 8.01(b) of the Merger Agreement to delay the closing of the Merger past March 31, 2007), if the Interim Loans shall not have been made by such time.

Article III. Payments, Fees and Other General Provisions

Section 3.1. Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Sections 3.2. and 3.3., the Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of the Borrower with the Agent (with notice to the Borrower). The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of the Agent’s receipt thereof. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1.(a) shall be made from the Lenders, each payment of the Fees under Section 3.6. (other than any administrative agency fee payable to the Agent) shall be made for the account of the Lenders, pro rata according to the respective outstanding principal amounts of the Interim Loans then held by the Lenders; (b) each payment or prepayment of principal of Interim Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective outstanding principal amounts of the Interim Loans then held by the Lenders; (c) each payment of interest on Interim Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective outstanding principal amounts of the Interim Loans then held by the Lenders; and (d) the making, Conversion and Continuation of Interim Loans of a particular Type (other than Conversions provided for by Section 4.6.) shall be made pro rata among the Lenders according to the respective outstanding principal amounts of the Interim Loans then held by the Lenders and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or a Loan Party through the exercise of any right of set off, banker’s lien or counterclaim or similar right or otherwise or through voluntary or mandatory prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 10.4., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 10.4. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Minimum Amounts.

(a) Borrowings and Conversions. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof. Each Conversion to LIBOR Loans shall be in the aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) Prepayments. Each voluntary prepayment of Interim Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or, if less, the aggregate principal amount of Interim Loans then outstanding).

Section 3.6. Fees.

(a) Funding Fee. The Borrower Agrees to pay to the Agent for the account of each Lender, on a pro rata basis, on each Payment Date, a funding fee equal to (i) 25.0% of the Applicable Percentage, multiplied by (ii) the aggregate principal amount of the Interim Loans outstanding on such Payment Date.

(b) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing from time to time.

Section 3.7. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed, except that any accrued interest on any Loan that is a Base Rate Loan shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and the actual number of days elapsed.

Section 3.8. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9. Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, funding fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, or any other similar amounts are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10. Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11. Defaulting Lenders.

(a) Generally. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to make Interim Loans to the Borrower in an aggregate principal amount equal to such Lender’s Commitment on the Effective Date, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Defaulting Lender has failed to make available to the Agent, in immediate available funds, the full amount of the proceeds of the Interim Loan to be made by such Lender pursuant to Section 2.1.(c) hereof, in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

(b) Purchase or Cancellation of Defaulting Lender’s Commitment and Loans. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s unfunded Commitment and Loans, if any. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than 2 Business Days and not later than 5 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s unfunded Commitment and Loans, if any, in proportion to the Commitments or Loans, as the case may be, of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the unfunded Commitment and Loans, if any, of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its unfunded Commitment and Loans, if any, to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(d) for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in its unfunded Commitment and Loans, if any, and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 12.5.(d), shall pay to the Agent an assignment fee in the amount of $3,500. The purchase price for the unfunded Commitment and Loans, if any, of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans, if any, outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 3.12. Taxes.

(a) Taxes Generally. All payments by the Loan Parties of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) any taxes, including, but not limited to, franchise taxes and taxes imposed on or measured by net income, assets, receipts or branch profits, that would not be imposed but for a connection between the Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the Transactions or the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (ii) in the case of a Lender organized under the laws of a jurisdiction outside of the United States of America

(other than an assignee pursuant to a request by the Borrower under Section 4.5), any U.S. federal withholding tax that is imposed under a law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.12, and (iii) any taxes attributable to a Lender’s failure to comply with Section 3.12(c) (such non excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Loan Parties hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Loan Parties will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Agent an official receipt or other documentation reasonably satisfactory to the Agent evidencing such payment to such Governmental Authority; and

(iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. The Borrower shall indemnify and hold harmless the Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Taxes imposed on the Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Taxes imposed or asserted on or attributable to amounts payable under this Section 3.12) and any interest, penalties or reasonable expenses arising therefrom or with respect thereto.

(c) Tax Forms. Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent, to the extent it is legally entitled to do so, such certificates, documents or other evidence, as required by the Internal Revenue Code or treasury regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code because (a) such payment is effectively connected with the conduct by such Lender or participant of a trade or business in the United States, (b) such payment is totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or (c) such Lender or participant, as applicable, is otherwise wholly exempt. In addition, to the extent it is legally entitled to do so, any such Lender or participant shall deliver to the Borrower and the Agent further copies of any such certificate, document or other evidence on or before the date that any such certificate, document or other evidence expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it, in each case establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code because (a) such payment is effectively connected with the conduct by such Lender or participant of a trade or business in the United States, (b) such payment is totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or (c) such Lender or participant, as applicable, is otherwise wholly exempt. If an event (including, without limitation, any change in Applicable Law) has occurred prior to the date on which any such delivery would otherwise be required which would prevent such Lender or participant, as applicable, from duly completing and delivering any such certificates, documents or other evidence form with respect to it, such Lender or participant, as applicable, shall advise the Borrower and the Agent in writing that it can no longer provide such form.

(d) Refunds and Credits. If any Lender or Agent determines, in its sole discretion, that it has received a refund (whether in cash or as a credit against other taxes) in respect of any Taxes as to which indemnification or additional amounts have been paid to it by the Loan Parties pursuant to this Section 3.12, it shall promptly remit such refund (or the amount of such credit) (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.12 with respect to the Taxes giving rise to such refund (or credit) plus any interest included in such refund (or credit) by the relevant taxing authority attributable thereto) to the Loan Parties, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund (or credit)); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such amount to such party (plus any interest imposed by the relevant taxing authority) in the event such party is required to repay such refund (or credit) to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund (or credit) received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Notwithstanding anything to the contrary, in no event shall any Lender or Agent be required to pay to the Borrower any amount the payment of which would leave such Lender or Agent in a less favorable net after-tax position than it would have been in if the Tax giving rise to additional amounts or indemnification payments had not been imposed in the first instance. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, relief, remissions or repayments to which it may be entitled.

Article IV. Yield Protection, Etc.

Section 4.1. Additional Costs; Capital Adequacy.

(a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12.(a)); or (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Adjusted Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6. shall apply).

(c) [Reserved].

(d) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that notwithstanding the foregoing provisions of this Section, the Agent or a Lender, as the case may be, shall not be entitled to compensation for any such amount relating to any period ending more than six months prior to the date that the Agent or such Lender, as applicable, first notifies the Borrower in writing thereof (except that, if the Regulatory Change entitling the Agent or such Lender to compensation is retroactive, then the six-month period referred to herein shall be extended to include the period of retroactive effect thereof) or for any amounts resulting from a change by any Lender of its Lending Office (other than changes required by Applicable Law). Each of the Agent and each such Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted Eurodollar Rate for any Interest Period:

(a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or

(b) the Agent reasonably determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be sat-

isfied) to borrow a LIBOR Loan from such Lender on the date requested for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.12. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Interim Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(d) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or (ii) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12., 4.1. or 12.9.

Section 4.6. Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b), 4.2. or 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with the respective outstanding principal amounts of the Interim Loans then held by each Lender.

Section 4.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

Article V. Conditions Precedent

 Section 5.1. Conditions Precedent.
The obligation of the Lenders to make the Interim Loans on the Effective Date is subject to the contemporaneous or prior satisfaction of the following conditions precedent:

(a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i) Counterparts of this Agreement executed by each of the parties hereto;

(ii) Interim Notes executed by the Borrower, payable to each Lender requesting an Interim Note and complying with the applicable provisions of Section 2.10.;

(iii) The Guaranty executed by each Guarantor existing as of the Effective Date (including TCA REIT and each other Material Subsidiary (other than an Excluded Subsidiary) formed or acquired in connection with the Merger and that will remain a Subsidiary after giving effect to the Travel Centers Distribution);

(iv) An opinion of Sullivan & Worcester LLP, counsel to the Loan Parties, and an opinion of Venable LLP, special Maryland counsel to the Loan Parties, addressed to the Agent and the Lenders and covering such matters as are customary for financings of the type contemplated by the Loan Documents and such other matters as the Agent may reasonably request (including an opinion as to the continued REIT status of the Borrower after giving effect to the Transactions);

(v) The declaration of trust of the Borrower certified as of a recent date by the Department of Assessments and Taxation of the State of Maryland;

(vi) A good standing certificate with respect to the Borrower issued as of a recent date by the Department of Assessments and Taxation of the State of Maryland and certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii) A certificate of incumbency signed by the Secretary or Assistant Secretary of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver the Loan Documents to which the Borrower is a party and the officers of the Borrower then authorized to deliver the Notices of Borrowing, Notices of Continuation and Notices of Conversion;

(viii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of all corporate (or comparable) action taken by the Borrower to authorize the execution, delivery and performance of the Loan Documents to which the Borrower is a party;

(ix) The Governing Documents of each Guarantor certified as of a recent date by the Secretary of State of the State of formation of such Guarantor;

(x) A certificate of good standing or certificate of similar meaning with respect to each Guarantor issued as of a recent date by the Secretary of State of the State of formation of each such Guarantor and certificates of qualification to transact business or other comparable certificates issued by each Secretary of

State (and any state department of taxation, as applicable) of each state in which such Guarantor is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(xi) A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Guarantor with respect to each of the officers of such Guarantor authorized to execute and deliver the Loan Documents to which such Guarantor is a party;

(xii) Copies certified by the Secretary or Assistant Secretary of each Guarantor (or other individual performing similar functions) of (i) the by-laws of such Guarantor, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(xiii) The Fees then due and payable under Section 3.6., and any other Fees (including the reasonable fees and expenses of Cahill Gordon & Reindel llp) payable to the Agent and the Lenders on or prior to the Effective Date;

(xiv) A Compliance Certificate calculated as of December 31, 2006 on a pro forma basis after giving effect to the Transactions;

(xv) A timely Notice of Borrowing;

(xvi) A pro forma consolidated balance sheet of the Borrower as of the Effective Date, after giving effect to the Transactions, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Lenders, except for changes occurring in the ordinary course of business. The Lead Arranger shall have received reasonably detailed pro forma consolidated financial projections prepared by or on behalf of the Borrower for the Borrower and its consolidated entities through the 2011 fiscal year, prepared on a quarterly basis through the end of 2007, that are not different in a materially adverse manner as compared with those made available to the Lead Arranger prior to September 15, 2006;

(xvii) A Solvency Certificate in the form of Exhibit F hereto, dated the Effective Date, and signed by the chief financial officer of the Borrower;

(xviii) An Officer’s Certificate in the form of Exhibit G hereto, dated the Effective Date, and signed by the chief executive officer or chief financial officer of the Borrower; and

(xix) Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request;

(b) In the good faith judgment of the Agent and the Lenders:

(i) Since December 31, 2005, there shall not have been any change, event, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect (for purposes hereof, “Target Material Adverse Effect” shall mean “Company Material Adverse Effect” (as defined in the Merger Agreement)); provided, however, that after January 31, 2007, this Section 5.1(b)(i) shall not be a condition to making the Interim Loans on the Effective Date;

(ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iii) The Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(c) The Merger shall have been consummated in all material respects in accordance with the terms of the Merger Agreement and all related agreements (without the waiver or amendment of any material term or condition that would be materially adverse to the Lenders unless consented to by the Lead Arranger). The Lead Arranger shall be reasonably satisfied with the structure and terms of the Restructuring (including the tax implications thereof) and all related documentation (it being understood that insofar as such structure and terms are described in the registration statement filed by TravelCenters of America LLC on Form S-1 (No. 333-139272), as amended as of the date hereof, such structure and terms shall be deemed reasonably satisfactory);

(d) Simultaneously with the making of the Interim Loan, the Borrower shall have effected the Refinancing on terms and conditions and pursuant to documentation reasonably satisfactory to the Lead Arranger. All liens in respect of the Existing Indebtedness (other than those liens in favor of People’s Bank and ARCO Products Company set forth in Schedule 4.12 of the disclosure schedules to the Merger Agreement) shall have been released (or provision satisfactory to the Lead Arranger shall have been made for their release), and the Lead Arranger shall have received evidence thereof satisfactory to the Lead Arranger and a “pay-off” letter or letters reasonably satisfactory to the Lead Arranger with respect to such Existing Indebtedness;

(e) All of the other Transactions shall have been consummated (or shall be consummated immediately following the making of the Interim Loans) in accordance with the terms described in this Agreement;

(f) No Default or Event of Default shall exist as of the Effective Date or would exist immediately after giving effect to the Interim Loans requested to be made; and

(g) The representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the Effective Date.

Section 5.2. Conditions as Covenants.

If the Lenders make any Interim Loans prior to the satisfaction of all conditions precedent set forth in Sections 5.1., the Borrower shall nevertheless cause such condition or conditions to be satisfied within 5 Business Days after the date of the making of such Interim Loans.

Article VI. Representations and Warranties

Section 6.1. Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Interim Loans, the Borrower represents and warrants (after giving effect to the Transactions) to the Agent and each Lender as follows:

(a) Organization; Power; Qualification. As of the Effective Date, each of the Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. As of the Effective Date, Part I of Schedule 6.1.(b) is a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary, an Excluded Subsidiary and/or an Unleveraged Non-Domestic Subsidiary. Except as disclosed in such Schedule, as of the Effective Date (i) each of the Borrower and its Sub-

sidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Effective Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c) Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow the Interim Loans hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party.

(e) Compliance with Law; Governmental Approvals. The Borrower, each Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law (including without limitation, Environmental Laws) relating to the Borrower, a Subsidiary or such other Loan Party except for noncompliance which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a Default or Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens; Title Insurance. As of the Effective Date, Part I of Schedule 6.1.(f) sets forth all of the real property owned or leased by the Borrower, each other Loan Party and each other Subsidiary. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Effective Date, there are no Liens against any assets of the Borrower, any Subsidiary or any other Loan Party except for Permitted Liens. As to all or substantially all of the Hotels, the Borrower or a Subsidiary is the named insured under a policy of title insurance issued by a title insurer licensed to do business in the jurisdiction where such Hotel is located. As to each such policy of title insurance (i) the coverage amount equals or exceeds the acquisition cost of the related Hotel; (ii) exceptions to title do not include any Liens, except for Permitted Liens and Liens that have been released prior to the Effective Date; (iii) no claims are pending that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and (iv) no title insurer has given notice to the insured Person that such policy of title insurance is no longer in effect. Except for Permitted Liens, neither Borrower nor any Subsidiary has knowledge of any defect in title that could, individually or in the aggregate, have a Material Adverse Effect.

(g) Existing Indebtedness. Schedule 6.1.(g) is, as of the Effective Date, a complete and correct listing of all Indebtedness of the Borrower and its Subsidiaries, including without limitation, Guarantees of the Borrower and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness. During the period from such date to the Effective Date, neither the Borrower nor any Subsidiary incurred any material Indebtedness except as set forth on such Schedule. The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.

(h) Material Contracts and Operating Agreements and Ancillary Agreements. Schedule 6.1.(h) is, as of the Effective Date, a true, correct and complete listing of all Material Contracts, Operating Agreements and Ancillary Agreements. Each of the Borrower, its Subsidiaries and the other Loan Parties that is a party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract. All Operating Agreement Abstracts provided by the Borrower to the Agent accurately summarize the relevant provisions of the Operating Agreements required to be described therein, and such Operating Agreement Abstracts are correct in all material respects.

(i) Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any Subsidiary or any other Loan Party or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be ex-

pected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any Subsidiary or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

(j) Taxes. All federal and all material state and other tax returns of the Borrower, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal and all material state and other taxes, assessments and other governmental charges or levies upon the Borrower, any Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under the proviso set forth in Section 7.6. As of the Effective Date, none of the United States income tax returns of the Borrower, its Subsidiaries or any other Loan Party is under audit. All charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k) Financial Statements. The Borrower has furnished to each Lender (i) copies of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2005, and the related audited consolidated statements of income, shareholders’ equity and cash flow for the fiscal year ending on such date, with the opinion thereon of Ernst & Young LLP, (ii) copies of the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for each fiscal quarter ending after December 31, 2005 and 45 days before the Effective Date, and the related unaudited consolidated statements of income, shareholders’ equity and cash flow for each such quarter and (iii) copies of the unaudited consolidated balance sheets of the Target and its consolidated Subsidiaries for each fiscal quarter ending after December 31, 2005 and 45 days before the Effective Date, and the related unaudited consolidated statements of income, shareholders’ equity and cash flow for each such quarter. Such financial statements of the Borrower and its consolidated subsidiaries (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, in the case of unaudited financial statements, to normal year-end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements or except as set forth on Schedule 6.1.(k).

(l) No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower and its consolidated Subsidiaries taken as a whole. Each of the Borrower, its Subsidiaries and the other Loan Parties is Solvent.

(m) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n) Not Plan Assets; No Prohibited Transaction. None of the assets of the Borrower, any Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o) Absence of Defaults. Neither the Borrower, any Subsidiary nor any other Loan Party is in default under its Governing Documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Borrower or any Subsidiary or other Loan Party is a party or by which the Borrower or any Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Environmental Laws. Each of the Borrower, its Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) the Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower, its Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emis-

sion, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, its Subsidiaries and each other Loan Party relating in any way to Environmental Laws.

(q) Investment Company. Neither the Borrower nor any Subsidiary nor any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r) Margin Stock. Neither the Borrower, any Subsidiary nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s) Affiliate Transactions. Except as permitted by Section 9.10., neither the Borrower, any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or any other Loan Party is a party.

(t) Intellectual Property. Each of the Borrower and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person, except for such Intellectual Property, the absence of which, and for conflicts which, could not reasonably be expected to have a Material Adverse Effect. The Borrower and each such Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower or any Subsidiary, or challenging or questioning the validity or effectiveness of any Intellectual Property. The use of such Intellectual Property by the Borrower, its Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(u) Business. As of the Effective Date, the Borrower and its Subsidiaries are engaged substantially in the business of the acquisition, financing, ownership, develop-

ment and tenancy (through TRSs) of lodging and travel related properties and other businesses activities incidental thereto.

(v) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.

(w) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date.

(x) REIT Status. The Borrower qualifies as and is properly taxed as, and has since 1995 qualified as and has been properly taxed as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Borrower to maintain its status as a REIT.

(y) Unencumbered Assets. As of the Agreement Date, Schedule 6.1.(y) is a correct and complete list of all Unencumbered Hotels and Unencumbered Mortgage Notes. Each of the Properties and promissory notes included by the Borrower in calculations of Unencumbered Asset Value satisfies all of the requirements contained in the definition of an Unencumbered Hotel, Unencumbered Mortgage Note, or Other Acceptable Property, as applicable.

(z) Insurance. The Borrower or a Subsidiary maintains, or the related Operating Agreement requires the Operator thereunder to maintain, with respect to the Hotels commercially reasonable insurance with financially sound and reputable insurance com-

panies. As of the Effective Date, neither the Borrower nor any Subsidiary has received notice that any such insurance has been cancelled, nonrenewed, or impaired in any way.

(aa) Foreign Assets Control. None of the Borrower, any Subsidiary or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any Subsidiary or any other Loan Party to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

Article VII. Affirmative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6., the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.7., the Borrower shall preserve and maintain, and cause each Subsidiary and each other Loan Party to preserve and maintain, its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Borrower shall comply, and cause each Subsidiary and each other Loan Party to comply, with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all material terms and conditions of all Material Contracts to which it is a party.

Section 7.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary and other Loan Party to, (a) protect and preserve all of its material properties or cause to be protected and preserved, and maintain or cause to be maintained in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.

The Borrower shall at all times carry on, and cause its Subsidiaries and the other Loan Parties to carry on, its respective businesses as described in Section 6.1.(u).

Section 7.5. Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary and other Loan Party to, maintain or cause to be maintained commercially reasonable insurance with financially sound and reputable insurance companies, and from time to time deliver to the Agent or any Lender upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.

The Borrower shall, and shall cause each Subsidiary and other Loan Party to, pay and discharge or cause to be paid and discharged when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Borrower, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.

Section 7.7. Visits and Inspections.

The Borrower shall, and shall cause each Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Borrower or such Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrower and any Subsidiary or any other Loan Party with its accountants.

Section 7.8. Use of Proceeds.

The Borrower shall use the proceeds of all Interim Loans to finance the Merger and the Refinancing and to pay related fees and expenses on the date of the consummation of the Merger.

Section 7.9. Environmental Matters.

The Borrower shall, and shall cause all of its Subsidiaries and the other Loan Parties to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Borrower, any Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent and each Lender with a copy of such notice within 30 days after the receipt thereof by the Borrower, any Subsidiary or any other Loan Party. The Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to, take or cause to be taken promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 7.10. Books and Records.

The Borrower shall, and shall cause each of its Subsidiaries and the other Loan Parties to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11. Further Assurances.

The Borrower shall, at the Borrower’s cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12. New Subsidiaries/Guarantors.

(a) Requirement to Become Guarantor. Within 30 days of any Person (other than an Excluded Subsidiary or an Unleveraged Non-Domestic Subsidiary) becoming a Material Subsidiary after the Effective Date, the Borrower shall deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent: (i) an Accession Agreement executed by such Material Subsidiary and (ii) the items with respect to such Material Subsidiaries that would have been delivered under Sections 5.1.(a)(iv), (ix) through (xii) and (xix) if such Material Subsidiary had been one on the Effective Date; provided, however, promptly (and in any event within 5 Business Days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from delivering an Accession Agreement pursuant to this Section or such Unleveraged Non-Domestic Subsidiary ceasing to qualify as such, such Subsidiary shall comply with the provisions of this Section.

(b) Other Guarantors. The Borrower may, at its option, cause any Subsidiary that is not otherwise required to be a Guarantor hereunder to become a Guarantor by executing and delivering to the Agent the items required to be delivered under the immediately preceding subsection (a); provided, however, the Borrower need not provide a legal opinion with respect to any such Guarantor.

(c) Release of a Guarantor. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms of the Guaranty), a Guarantor from the Guaranty so long as: (i) such Guarantor meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or “Unleveraged Non-Domestic Subsidiary” or has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Material Subsidiary; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; and (iv) the Agent shall have received such written request at least 10 Business Days prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.13. REIT Status.

The Borrower shall at all times maintain its status as a REIT.

Section 7.14. Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over the counter market as reported by the National Association of Securities Dealers Automated Quotation System.

Section 7.15. Refinancing of Interim Loans.

The Borrower shall (i) cooperate with one or more investment banks reasonably satisfactory to the Lead Arranger (the “Take-Out Banks”) and provide the Take-Out Banks with information required by the Take-Out Banks in connection with an offering (the “Take-Out Offering”) of debt securities, equity securities or equity-linked securities (collectively, the “Take-Out Securities”) or other means of refinancing the Interim Loans, (ii) assist the Take-Out Banks in connection with the marketing of the Take-Out Securities (including promptly providing to the Take-Out Banks any information reasonably requested to effect the consummation of the Take-Out Offering of the Take-Out Securities and making available senior management of the Borrower for investor meetings), (iii) cooperate with the Take-Out Banks in the timely preparation of any registration statement or private placement memorandum relating to the Take-Out Offering (collectively, a “Take-Out Offering Document”) and other marketing materials to be used in connection with the syndication of the Interim Loans and (iv) prepare and keep updated for use at any time a Take-Out Offering Document.

Article VIII. Information

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:

Section 8.1. Quarterly Financial Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year end audit adjustments). Together with such financial statements, the Borrower shall deliver reports, in form and detail satisfactory to the Agent, setting forth (a) a statement of Funds From Operations for the fiscal quarter then ending; (b) to the extent such information is obtained from Operators, all capital expenditures made during the fiscal quarter then ended; (c) a listing of all Properties acquired during such fiscal quarter, including the minimum rent or expected minimum return of each such Property, acquisition costs and related mortgage debt, (d) to the extent such information is obtained from Operators, the underlying occupancy, average daily revenues, revenues per available room, and Hotel Net Cash

Flow for each Hotel Pool and each Hotel that is not in a Hotel Pool, and (e) such other information as the Agent may request.

Section 8.2. Year End Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period and (b) independent certified public accountants of recognized national standing, whose certificate shall be unqualified and who shall have authorized the Borrower to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement. Together with such financial statements, the Borrower shall deliver a report, in form and detail reasonably satisfactory to the Agent, setting forth the underlying occupancy, average daily revenues, revenues per available room, and Hotel Net Cash Flow for each Hotel Pool and each Hotel that is not in a Hotel Pool for such fiscal year to the extent such information is obtained from Operators.

Section 8.3. Compliance Certificate.

At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., and within 10 Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit J (a “Compliance Certificate”) executed by the chief financial officer or chief accounting officer of the Borrower: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the covenants contained in Sections 9.1. through 9.3. and 9.6., and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure. With each Compliance Certificate, Borrower shall also deliver a certificate (an “Unencumbered Asset Certificate”) executed by the chief financial officer or chief accounting officer of the Borrower that: (i) sets forth a list of all Unencumbered Hotels (with a listing of all Non-Domestic Properties which are not Other Acceptable Properties, in any Hotel Pool included in Unencumbered Hotels, together with a certification of the EBITDA attributable thereto), Unencumbered Mortgage Notes (including a listing of all Unencumbered Mortgage Notes that are secured by Non-Domestic Properties, together with a certification of the book value of such Unencumbered Mortgage Notes), and Other Acceptable Property; and (ii) certifies that all Unencumbered Hotels, Unencumbered Mortgage Notes, and Other Acceptable Property so listed fully qualify as such under the applicable criteria for inclusion as an Unencumbered Hotel, Unencumbered Mortgage Note, or Other Acceptable Property.

Section 8.4. Other Information.

(a) Management Reports. Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Borrower or its Board of Trustees by its independent public accountants;

(b) Securities Filings. Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c) Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(d) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e) Litigation. To the extent the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower or any of its Subsidiaries are being audited;

(f) Modification of Governing Documents. A copy of any amendment to a Governing Document of the Borrower or any other Loan Party promptly upon the Agent’s request;

(g) Change of Management or Financial Condition. Prompt notice of any change in the senior management of the Borrower, any Subsidiary or any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any Subsidiary or any other Loan Party which has had or could reasonably be expected to have Material Adverse Effect;

(h) Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any Material Contract, or any Operating Agreement or Ancillary Agreement relating to any Unencumbered Hotel or Other Acceptable Property, to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(i) Judgments. Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against the Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets;

(j) Notice of Violations of Law. Prompt notice if the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which could reasonably be expected to have a Material Adverse Effect;

(k) Material Subsidiary. Prompt notice of any Person becoming a Material Subsidiary;

(l) Material Asset Sales. Prompt notice of the sale, transfer or other disposition of any material assets of the Borrower, any Subsidiary or any other Loan Party to any Person other than the Borrower, any Subsidiary or any other Loan Party;

(m) Material Contracts. Promptly upon the giving or receipt thereof by the Borrower or any Subsidiary, notice alleging that any party to any Material Contract, Unencumbered Mortgage Note, or any Operating Agreement or Ancillary Agreement relating to an Unencumbered Hotel or Other Acceptable Property, is in default of its obligations thereunder;

(n) Financial Information Regarding Operators and Mortgagors. If requested by the Agent and available to the Borrower or any Subsidiary on a nonconfidential basis, the Borrower shall deliver to the Agent the same reports and information with respect to each mortgagor under any Unencumbered Mortgage Note and with respect to each Operator as is required by Sections 8.1. and 8.2. with respect to the Borrower, except that: (i) every reference to the Borrower and its Subsidiaries shall be deemed to refer to such material mortgagor or Operator; and (ii) the time periods within which the Borrower shall deliver such reports as to material mortgagors and Operators shall each be 30 days longer than the time periods set forth in Sections 8.1. and 8.2.;

(o) Additions to Unencumbered Assets. In order to add any Hotel or Hotel Pool to Unencumbered Hotels or add any promissory note to Unencumbered Mortgage Notes, the Borrower must deliver to the Agent an Unencumbered Asset Certificate reflecting such addition, together with a statement of: (i) the acquisition cost of such Hotel, Hotel Pool, or promissory note; and (ii) the same information that the Borrower would be required to include in a Compliance Certificate. The Borrower shall provide the Agent with Due Diligence Reports for any Hotel or Hotel Pool added to Unencumbered Hotels within 20 days of its delivery to the Agent of the Unencumbered Asset Certificate that added such Hotel or Hotel Pool to Unencumbered Hotels;

(p) Removals from Unencumbered Assets. Within 10 Business Days after any disposition by the Borrower, any Subsidiary or any other Loan Party of any Unencumbered Asset or after any Unencumbered Asset ceases to qualify as an Unencumbered Hotel, Unencumbered Mortgage Note or Other Acceptable Property, the Borrower shall deliver to the Agent an Unencumbered Asset Certificate reflecting such removal or disqualification, together with a statement of: (i) the identity of the Unencumbered Asset being disposed of or disqualified, and (ii) the Unencumbered Asset Value attributable to such Unencumbered Asset. The Borrower also may voluntarily remove (i) any Hotel or Hotel Pool from Unencumbered Hotels, (ii) any promissory note from Unencumbered Mortgage Notes, and (iii) any Property from Other Acceptable Properties by delivering to the Agent an Unencumbered Asset Certificate reflecting such removal, together with a statement (a) that no Default or Event of Default then exists or would, upon the occurrence of such event or with the passage of time, result from such removal, and (b) of (i) the identity of the Unencumbered Asset being removed, and (ii) the Unencumbered Asset Value attributable to such Unencumbered Asset; and

(q) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request.

Article IX. Negative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall comply with the following covenants:

Section 9.1. Financial Covenants.

The Borrower shall not permit:

(a) Leverage Ratio. The ratio of (i) Total Indebtedness to (ii) Total Asset Value, to exceed 0.60 to 1.00 at any time.

(b) Minimum Fixed Charge Coverage Ratio. The ratio of (i) Adjusted EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ending to (ii) Fixed Charges for such period, to be less than 1.75 to 1.0 at any time.

(c) Secured Indebtedness. The ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries to (ii) Total Asset Value, to be greater than 0.25 to 1.00 at any time.

(d) Unencumbered Leverage Ratio. The ratio of (i) Unencumbered Asset Value to (ii) Unsecured Indebtedness, to be less than 1.67 to 1.00 at any time.

(e) Unencumbered Interest Coverage Ratio. The ratio of (i) Unencumbered EBITDA to (ii) Unsecured Debt Service for the Borrower’s fiscal quarter most recently ending, to be less than 2.00 to 1.00 at any time.

(f) Minimum Tangible Net Worth. Tangible Net Worth at any time to be less than (i) $1,500,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by the Borrower or any Subsidiary (other than Equity Issuances to the Borrower or any Subsidiary) after the Agreement Date.

(g) Floating Rate Debt. The aggregate principal amount of all outstanding Floating Rate Debt to exceed, at any time, the greater of (i) 25% of Total Asset Value and (ii) the aggregate amount of the Commitments (as such term is defined in the Revolving Credit Agreement).

(h) Total Assets Owned by Borrower and Guarantors. The amount of Total Asset Value directly owned by the Borrower and the Guarantors to be less than 95.0% of Total Asset Value (excluding the amount of Total Asset Value, if any, then attributable to Excluded Subsidiaries and Unleveraged Non-Domestic Subsidiaries).

Section 9.2. Indebtedness.

The Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, create, incur, assume, or permit or suffer to exist, any Indebtedness other than the following:

(a) the Obligations;

(b) Indebtedness set forth on Schedule 6.1.(g);

(c) intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries; provided, however, that the obligations of the Borrower, each Guarantor and each Unleveraged Non-Domestic Subsidiary in respect of such intercompany Indebtedness shall be subordinate to the Obligations; and

(d) any other Indebtedness of a type not described above in this Section and created, incurred or assumed after the Agreement Date so long as immediately prior to the creation, incurring or assumption thereof, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.3. Certain Permitted Investments.

The Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, make any Investment in or otherwise own or hold the following items which would cause the aggregate value of all such holdings of the Borrower, such other Subsidiaries and other Loan Parties (without duplication) to exceed 25.0% of Total Asset Value at any time:

(a) Investments in Persons which are not Subsidiaries, including without limitation Unencumbered Mortgage Notes and other Indebtedness owed to the Borrower or any Subsidiary and secured by real property;

(b) Assets Under Development measured by the aggregate Construction Budget for all such Assets Under Development. For purposes of this subsection, (i) “Construction Budget” means the fully budgeted costs for the acquisition and construction of a given piece of real property (including without limitation, the cost of acquiring such piece of real property, reserves for construction interest and operating deficits, tenant improvements, leasing commissions, and infrastructure costs) as reasonably determined by the Borrower in good faith and (ii) real property under construction to be (but not yet) acquired by the Borrower or a Subsidiary upon completion of construction pursuant to a contract in which the seller of such real property is required to complete construction prior to, and as a condition precedent to, such acquisition, shall be subject to this subsection; and

(c) Real property leased by the Borrower or any Subsidiary as lessee pursuant to a ground lease, including any Ground Lease (other than any Ground Lease having a remaining term of at least 50 years (taking into account extensions which may be effected by the lessee without the consent of the lessor)).

Section 9.4. Investments Generally.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a) Investments in Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 6.1.(b);

(b) Investments in Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence and (ii) if such Subsidiary is (or after giving effect to such Investment would become) a Material Subsidiary and is not an Excluded Subsidiary and not an Unleveraged Non-Domestic Subsidiary, the terms and conditions set forth in Section 7.12. are satisfied;

(c) Investments permitted under Section 9.3.;

(d) Investments in Cash Equivalents;

(e) intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of Section 9.2.;

(f) loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices; and

(g) any other Investment so long as immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of Section 7.4.

Section 9.5. Liens; Negative Pledges; Other Matters.

(a) The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.;

(b) The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in any agreement (i) evidencing Indebtedness which the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.2.; (ii) which Indebtedness is secured by a Lien permitted to exist and (iii) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into;

(c) The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any Subsidiary; (iii) make loans or advances to the Borrower or any Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any Subsidiary.

Section 9.6. Restricted Payments.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, declare or make any Restricted Payment; provided, however, that:

(a) the Borrower may (i) declare and make cash distributions to its common shareholders during any fiscal year in an aggregate amount not to exceed the greater of (x) 90.0% of Funds From Operations of the Borrower for such period, or (y) the minimum amount necessary for the Borrower to remain in compliance with Section 7.13. and (ii) declare and make Preferred Dividends;

(b) to the extent such proceeds are not required to be applied to prepay Interim Loans pursuant to Section 2.7(b)(i), the Borrower may declare and make cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code;

(c) the Borrower may make cash payments to repurchase outstanding shares of (i) any of its Preferred Stock, and (ii) up to $200,000,000 of common stock or other similar common Equity Interests;

(d) Subsidiaries may declare and pay Restricted Payments to the Borrower or any other Subsidiary; and

(e) TCA REIT and the Borrower may effect the Travel Centers Distribution so long as no Default or Event of Default exists immediately thereafter or would result therefrom.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default shall exist, the Borrower may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 7.13. If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(f) or Section 10.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any Subsidiary.

Section 9.7. Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a) any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(b) the Borrower, its Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c) a Person may merge with and into the Borrower so long as (i) the Borrower is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and (iii) the Borrower shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower); and

(d) the Borrower and each Subsidiary may sell, transfer or dispose of assets among themselves.

Section 9.8. Fiscal Year.

The Borrower shall not change its fiscal year from that in effect as of the Agreement Date.

Section 9.9. Modifications to Advisory Agreement and Other Material Contracts.

The Borrower shall not default in any material respect in the performance of any of its obligations under the Advisory Agreement or permit the Advisory Agreement to be canceled or terminated prior to its stated maturity. The Borrower shall not enter into any material amendment, modification or waiver of or with respect to any of the terms of the Advisory Agreement, except for extensions thereof. With respect to Material Contracts other than the Advisory Agreement, the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any such Material Contract which could reasonably be expected to have a Material Adverse Effect. With respect to any Operating Agreement or Ancillary Agreement relating to any Unencumbered Hotel or Other Acceptable Property, the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any such agreement if (a) such amendment or modification could reasonably be expected to have a Material Adverse Effect or (b) after giving pro forma effect to such amendment or modification, a Default or Event of Default could reasonably be expected to occur, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1. In connection with any amendment or modification to any Operating Agreement or Ancillary Agreement relating to any Unencumbered Hotel or Other Acceptable Property, the Borrower shall deliver to the Agent, within 10 Business Days’ of the Agent’s request, a Compliance Certificate calculated on a pro forma basis giving effect to such amendment or modification.

Section 9.10. Transactions with Affiliates.

The Borrower shall not, and shall not permit any of its Subsidiaries or any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.11. ERISA Exemptions.

The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Article X. Default

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.

(b) Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c) Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 8.4.(h) or in Article IX. or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

(d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e) Indebtedness Cross Default.

(i) The Borrower, any Subsidiary or any other Loan Party shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Obligations) having an aggregate outstanding principal amount greater than or equal to

(A) $25,000,000 in the case of Indebtedness that is not Nonrecourse Indebtedness or (B) $75,000,000 in the case of Indebtedness that is Nonrecourse Indebtedness (all such Indebtedness being “Material Indebtedness”); or

(ii) (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii) any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or both, would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity.

(f) Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any Subsidiary (other than (x) a Guarantor or Unleveraged Non-Domestic Subsidiary that, together with all other Guarantors and Unleveraged Non-Domestic Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $25,000,000 of Total Asset Value, (y) a Subsidiary that, together with all other Subsidiaries (other than Excluded Subsidiaries, all Indebtedness of which is Nonrecourse Indebtedness) then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $50,000,000 of Total Asset Value, or (z) an Excluded Subsidiary, all Indebtedness of which is Nonrecourse Indebtedness) shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any Subsidiary (other than (x) a Guarantor or Unleveraged Non-Domestic Subsidiary that, together with all other Guarantors and Unleveraged Non-Domestic Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $25,000,000 of Total Asset Value, (y) a Subsidiary that, together with all other Subsidiaries (other than Excluded Subsidiaries, all Indebtedness of which is Nonrecourse Indebtedness) then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $50,000,000 of Total Asset Value, or (z) an Excluded Subsidiary, all Indebtedness of which is Nonrecourse Indebtedness) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Borrower, such Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h) Litigation; Enforceability. (i) The Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or (ii) this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i) Judgment. A judgment or order for the payment of money or for an injunction shall be entered against the Borrower, any Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order (x) for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) or (y) is not otherwise subject to indemnification or reimbursement on reasonable terms and conditions by Persons reasonably likely to honor such indemnification or reimbursement obligations exceeds, individually or together with all other such outstanding judgments or orders entered against (1) the Borrower, any Guarantor or any Unleveraged Non-Domestic Subsidiary, $25,000,000, or (2) any other Subsidiaries, $50,000,000, or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, (1) for the Borrower, any Guarantor or any Unleveraged Non-Domestic Subsidiary, $25,000,000, or (2) for any other Subsidiaries, $50,000,000, and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000.

(l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m) Change of Control.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 15% of the total voting power of the then outstanding voting stock of the Borrower; or

(ii) during any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12 month period constituted the Board of Trustees of the Borrower (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Borrower then in office; or

(iii) RMR shall cease for any reason to act as the sole investment advisor to the Borrower.

Section 10.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), (A) (i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (ii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) all of the Commitments shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments.

(b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3. Remedies Upon Default.

Upon the occurrence of a Default specified in Sections 10.1.(f) or 10.1.(g), the Commitments shall immediately and automatically terminate.

Section 10.4. Allocation of Proceeds.

If an Event of Default shall have occurred and the maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Agent and the Lenders in respect of fees and expenses due under Section 12.2.;

(b) payments of interest on all Loans, to be applied for the ratable benefit of the Lenders;

(c) payments of principal of all Loans, to be applied for the ratable benefit of the Lenders;

(d) amounts due the Agent and the Lenders pursuant to Sections 11.7. and 12.9.;

(e) payments of all other amounts due and owing by the Borrower under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.5. [Reserved].

Section 10.6. Performance by Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.7. Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Article XI. The Agent

Section 11.1. Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default, unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

Section 11.2. Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to Section 5.1.) or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11.3. Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 11.4. Agent as Lender.

To the extent the Agent is also a Lender, the Agent, in its capacity as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in each case in its individual capacity. The Agent and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 11.5. Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement and except with respect to items requiring the unanimous consent or approval of the Lenders under Section 12.6., unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6. Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys in fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys in fact or other affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7. Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with the respective outstanding principal amounts of the Interim Loans then held by each Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent reasonably following the advice of counsel to the Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out of pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out of pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8. Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents for good cause by all of the Lenders (other than any Lender then acting as Agent) upon 30 days’ prior written notice to the Agent. Upon any such resignation or removal, the Requisite Lenders (other than any Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default shall exist, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 11.9. Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles of “Lead Arranger”, “Lead Bookrunner” and “Syndication Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Article XII. Miscellaneous

Section 12.1. Notices.

(a) Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower:

Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts 02458
Attention: Mark Kleifges
Telecopy Number: (617) 969-5730
Telephone Number: (617) 796-8327

If to the Agent:

Merrill Lynch Capital Corporation

4 World Financial Center, 22nd Floor
New York, New York 10080
Attention: John Rowland
Telecopy Number: (212) 738-1186
Telephone Number: (212) 449-1351

If to a Lender:

To such Lender’s address or telecopy number,
as applicable, set forth in its Administrative
Questionnaire or in the applicable Assignment
and Acceptance Agreement.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered.

(b) The Lenders, the Agent, the Borrower and the other parties hereto may, in their discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures approved by such parties and communicated in writing to the other parties hereto; provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise prescribed by the Agent, (i) any notices or other electronic communications sent to an e-mail address in accordance with this Section 12.1.(b) shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) any notices or other electronic communications posted to an Internet or intranet website in accordance with this Section 12.1.(b) shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Notwithstanding Sections 12.1 (a) and (b) above, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic or electronic notice permitted under this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 12.2. Expenses.

The Borrower agrees (a) to pay or reimburse each of the Lead Arranger and the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with (i) the preparation, negotiation and execution of (including due diligence expenses and travel expenses relating to closing), (ii) any amendment, supplement or modification to, and (iii) any waiver of, any of the Loan Documents, and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and the Lead Arranger and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse each of the Lead Arranger and the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees, disbursements and other charges of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent or the Lead Arranger pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless each of the Lead Arranger, the Agent and the Lenders from, any and all recording and filing fees and any documentary, stamp, registration, property, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery, registration, enforcement or consummation of any of the Loan Documents or arising from any payments thereunder, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, and all liabilities with respect to, or resulting from any failure to pay or delay in paying the foregoing, (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent, each of the Lead Arranger and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including the reasonable fees, disbursements and other charges of counsel to the Agent and the Lead Arranger and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding, and (e) to pay or reimburse each of the Lead Arranger and Agent and the Lenders for any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent, the Lead Arranger or any Lender as a result conduct of the Borrower or any other Loan Party that violates a sanction enforced by the OFAC. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent, the Lead Arranger and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 12.3. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured. Promptly following any such set-off the Agent shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off.

Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL

UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

(b) Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c) Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender. Except as otherwise provided in Section 12.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. A Participant shall have the rights and benefits under Section 3.12 but (i) shall not be entitled to receive any greater payment under Section 3.12. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. and (ii) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.12. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Agent, to comply with Section 3.12.(c) as though it were a Lender. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 7.12.(c)) or modify the definition of the term “Unleveraged Non-Domestic Subsidiary”. An assignment or other transfer which is not permitted by subsection (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). Upon request from the Agent, the selling Lender shall notify the Agent and the Borrower of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder.

     (d) Any Lender may assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its Commitment and Interim Loans and its other rights and obligations under this Agreement and the Notes; provided, however (i) any partial assignment shall be in an amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Interim Loans having an aggregate outstanding principal balance of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof (unless the Borrower and the Agent otherwise consent) and (ii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with respect to the aggregate outstanding amount of Interim Loans (or, if prior to the Effective Date, a Commitment) as set forth in such Assignment and Acceptance Agreement (in addition to any Interim Loans or Commitment previously held by it as a Lender), and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.

(e) The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the aggregate outstanding amount of Interim Loans (or, if prior to the Effective Date, the Commitment) of each Lender from time to time (the “Register”). The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(g) A Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries or Affiliates in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 12.8.

(h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.

(i) Each Lender agrees that, without the prior written consent of the Borrower and the Lead Arranger, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6. Amendments.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, (i) the written consent of each Loan Party a party thereto and (ii) if prior to the completion of the primary syndication of the Interim Loans, the Lead Arranger). Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following: (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or Fees or other Obligations; (iii) reduce the amount of any Fees payable hereunder; (iv) postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations; (v) change the Commitment Percentages (except as a result of any increase in the aggregate amount of the Commitments contemplated by Section 3.11.(b)) or amend or otherwise modify the provisions of Section 3.2.; (vi) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section if such modification would have such effect; (vii) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12.(c)) or amend the definition of the term “Unleveraged Non-Domestic Subsidiary”; or (viii) amend the definition of the term “Unencumbered Asset Value” (or any of the definitions used in such definition for purposes of the use thereof in such definition, or the percentages or rates used in the calculation thereof);. Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Except as otherwise provided in Section 11.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 12.7. Nonliability of Agent and Lenders.

The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.8. Confidentiality.

Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any potential or actual Assignee, Participant or other transferee in connection with the contemplated transfer of any Interim Loans (or, if prior to the Effective Date, Commitment) or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate. Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender.

Section 12.9. Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent, the Lead Arranger and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees, disbursements and other charges of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) the Transactions, this Agreement or any other Loan Document or the transactions contemplated thereby or related thereto; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Agent’s, the Lead Arranger’s or such Lender’s entering into this Agreement; (v) the fact that the Agent, the Lead Arranger and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent, the Lead Arranger and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent, the Lead Arranger or the Lenders may have under this Agreement or the other Loan Documents; or (ix) any violation or non compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with the matters described in clauses (i) through (ix) above to the extent it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such losses, costs, claims, damages, liabilities, deficiencies, judgments, expenses or disbursements of counsel arose solely from the bad faith, gross negligence or willful misconduct of such Indemnified Party.

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indem-

nity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d) All out of pocket fees and expenses of, and all amounts paid to third persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10. Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent, the Lead Arranger and the Lenders are entitled under the provisions of Sections 3.12., 4.1., 4.4., 11.7., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the pro-

visions of Section 12.4., shall continue in full force and effect and shall protect the Agent, the Lead Arranger and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13. Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 12.14. Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 12.15. Limitation of Liability.

Neither the Agent, the Lead Arranger nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent, the Lead Arranger or any Lender or any of the Agent’s, the Lead Arranger’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.16. Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.17. Construction.

The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Lender.

Section 12.18. Liability of Trustees, Etc.

THE PARTIES HERETO ACKNOWLEDGE AND AGREE AS FOLLOWS:

THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING THE BORROWER, DATED AUGUST 21, 1995, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME “HOSPITALITY PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE BORROWER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE BORROWER. ALL PERSONS DEALING WITH THE BORROWER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE BORROWER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION. THE PROVISIONS OF THIS SECTION SHALL NOT LIMIT ANY OBLIGATIONS OF ANY LOAN PARTY OTHER THAN THE BORROWER.

Section 12.19. Patriot Act.

The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with such Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

HOSPITALITY PROPERTIES TRUST

By: /s/ Mark L. Kliefges
Name: Mark L. Kliefges
Title: Tresurer and Chief Financial Officer

[Signatures Continued on Next Page]

MERRILL LYNCH CAPITAL CORPORATION, as Agent

By: /s/ John C. Rowland
Name: John C. Rowland
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Lead Arranger and Lead Bookrunner

By: /s/ John C. Rowland
Name: John C. Rowland
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent

By: /s/ Dean R. Whitehill
Name: Dean R. Whitehill
Title: Vice President

RBC CAPITAL MARKETS, as Syndication Agent

By: /s/ Kristin Condon
Name: Kristin Condon
Title: Director

UBS SECURITIES LLC, as Syndication Agent

By: /s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

MORGAN STANLEY SENIOR FUNDING INC., as Syndication Agent

By: /s/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President

MERRILL LYNCH BANK USA, as Lender

By: /s/ Preston Jackson
Name: Preston Jackson
Title: President

Commitment Amount:

$400,000,000

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender

By: /s/ Dean R. Whitehill
Name: Dean R. Whitehill
Title: Vice President

Commitment Amount:

$400,000,000

ROYAL BANK OF CANADA, NEW YORK BRANCH, as Lender

By: /s/ Dan LePage
Name: Dan LePage
Title: Authorized Signatory

Commitment Amount:

$400,000,000

UBS LOAN FINANCE LLC, as Lender

By: /s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

Commitment Amount:

$400,000,000

MORGAN STANLEY SENIOR FUNDING INC., as Lender

By: /s/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President

Commitment Amount:

$400,000,000

SCHEDULE 1.1(a)

Applicable Margin

Level	Borrower’s Credit Rating (S&P/Moody’s (other))	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	>BBB+/Baa1 (or equivalent)	0.500%	0.125%
2	BBB+/Baa1 (or equivalent)	0.575%	0.150%
3	BBB/Baa2 (or equivalent)	0.700%	0.150%
4	BBB-/Baa3 (or equivalent)	0.950%	0.200%
5	BB+/Ba1 (or equivalent)	1.250%	0.250%
6	<BB+/Ba1 (or equivalent)	1.500%	0.500%

SCHEDULE 1.1(c)

List of Loan Parties

Borrower
Hospitality Properties Trust (Maryland)

Guarantors
HH HPT Suite Properties LLC (Delaware)
HH HPTCW II Properties LLC (Delaware)
HH HPTCY Properties LLC (Delaware)
HH HPTMI III Properties LLC (Delaware)
HH HPTRI Properties LLC (Delaware)
HH HPTWN Properties LLC (Delaware)
HPT CW Properties Trust (Maryland)
HPT HSD Properties Trust (Maryland)
HPT IHG Canada Properties Trust (Delaware)
HPT IHG GA Properties LLC (Maryland)
HPT IHG PR, Inc. (Puerto Rico)
HPT IHG Properties Trust (Maryland)
HPT IHG-2 Properties Trust (Maryland)
HPTLA Properties Trust (Maryland)
HPT Smokey Mountain LLC (Delaware)
HPT Suite Properties Trust (Maryland)
HPTCY Properties Trust (Maryland)
HPTMI Hawaii, Inc. (Delaware)
HPTMI II Properties Trust (Maryland)
HPTMI Properties Trust (Maryland)
HPTRI Properties Trust (Maryland)
HPTSHC Properties Trust (Maryland)
HPTSY Properties Trust (Maryland)
HPTWN Properties Trust (Maryland)
HPT IHG-3 Properties LLC (Maryland)
HPT IHG-3 Properties Trust (Maryland)
HPT TA Properties Trust (Maryland)
HPT TA Properties LLC (Maryland)

SCHEDULE 6.1(b)

Ownership Structure

SCHEDULE 6.1(f)

Title to Properties; Liens

SCHEDULE 6.1(g)

Indebtedness and Guaranties

SCHEDULE 6.1(h)

Material Contracts

SCHEDULE 6.1(i)

Litigation

SCHEDULE 6.1(k)

Certain Liabilities Not Disclosed on Financial Statements

SCHEDULE 6.1(y)

List of Unencumbered Assets

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

A-1

EXHIBIT B

FORM OF GUARANTY

THIS GUARANTY dated as of January [ ], 2007, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (each of the undersigned, a “Guarantor,” and together the “Guarantors”) in favor of (a) MERRILL LYNCH CAPITAL CORPORATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Interim Loan Agreement dated as of January 22, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hospitality Properties Trust (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Credit Agreement, the Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower owns, directly or indirectly, at least a majority of the issued and outstanding Equity Interests in each Guarantor;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Agent and the Lenders making such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guaranteed Obligations”): (a) all indebtedness and obligations owing by the Borrower to any Lender or the Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Interim Loans, and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Lenders or the Agent shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Guaranteed Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a) (i) any change in the amount, interest rate or due date or other term of any of the Guaranteed Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guaranteed Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guaranteed Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guaranteed Obligations or any other instrument or agreement referred to therein or evidencing any Guaranteed Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guaranteed Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to the Agent or the Lenders of any security for the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d) any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to the Guaranteed Obligations, or any subordination of the payment of the Guaranteed Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g) any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;

(h) any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

(j) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment in full).

Section 4. Action with Respect to Guaranteed Obligations. The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guaranteed Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guaranteed Obligations or changing the interest rate that may accrue on any of the Guaranteed Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guaranteed Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guaranteed Obligations in such order as the Lenders shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Agent and/or the Lenders are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guaranteed Obligations by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guaranteed Obligations. If claim is ever made on the Agent or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and the Agent or such Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof, any release herefrom, or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Agent or such Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Agent or such Lender.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guaranteed Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Agent and the Lenders and shall forthwith pay such amount to the Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Guaranteed Obligations existing.

Section 11. Payments Free and Clear. Except to the extent permitted under the first sentence of Section 3.12.(a) of the Credit Agreement, all sums payable by each Guarantor here-

under, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever. If any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding in respect of any Taxes, such Guarantor shall pay to the Agent and the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Agent and each Lender, at any time during the continuance of an Event of Default, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, or any affiliate of the Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guaranteed Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower and each other Guarantor to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower and each other Guarantor (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guaranteed Obligations. If an Event of Default shall have occurred and be continuing, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower or any other Guarantor on account of or in any manner in respect of any Junior Claim until all of the Guaranteed Obligations have been indefeasibly paid in full.

Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor here-

under would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent or the Lenders shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 17. WAIVER OF JURY TRIAL.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR ANY STATE COURT LOCATED IN NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE

LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18. Loan Accounts. The Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guaranteed Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guaranteed Obligations or otherwise, the entries in such books and accounts shall be deemed prima facie evidence of the amounts and other matters set forth herein. The failure of the Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Agent or any Lender in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Lender of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Termination. This Guaranty shall remain in full force and effect until indefeasible payment in full of the Guaranteed Obligations and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms.

Section 21. Successors and Assigns. Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guaranteed Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guaranteed Obligation, or grant or sell participations in any Guaranteed Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTEED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Agent and each Guarantor.

Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor c/o the Borrower at the address provided for the Borrower in the Credit Agreement, (b) to the Agent or any Lender at its respective address for notices provided for in the Credit Agreement. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered.

Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28. Trustees, Etc. Not Liable. IN THE CASE OF ANY GUARANTOR THAT IS A TRUST, NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SUCH GUARANTOR SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SUCH GUARANTOR. ALL PERSONS DEALING WITH SUCH GUARANTOR, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SUCH GUARANTOR FOR THE PAYMENT OF ANY SUM OR

THE PERFORMANCE OF ANY OBLIGATION OWING BY SUCH GUARANTOR HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL NOT LIMIT ANY OBLIGATIONS OF ANY LOAN PARTY.

Section 29. Limitation of Liability. Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 30. Definitions. (a)  For the purposes of this Guaranty:

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signature on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[signed by Guarantors]

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of ____________, ____, executed and delivered by ______________________, a _____________ (the “New Subsidiary”), in favor of (a) MERRILL LYNCH CAPITAL CORPORATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Interim Loan Agreement dated as of January 22, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hospitality Properties Trust (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Credit Agreement, the Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower owns, directly or indirectly, at least a majority of the issued and outstanding Equity Interests in the New Subsidiary;

WHEREAS, the Borrower, the New Subsidiary, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;

WHEREAS, the New Subsidiary acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Subsidiary is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Subsidiary is executing and delivering this Agreement pursuant to Section 7.12 of the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Subsidiary, the New Subsidiary agrees as follows:

Section 1. Accession to Guaranty. The New Subsidiary hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of January [ ], 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Agent and the Lenders and assumes all obligations of a “Guarantor” thereunder, all as if the New Subsidiary had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Subsidiary hereby:

(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guaranteed Obligations (as defined in the Guaranty);

(b) makes to the Agent and the Lenders as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c) consents and agrees to each provision set forth in the Guaranty.

Section 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Subsidiary has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW SUBSIDIARY]

By: _______________________________
Name:
Title:

Accepted: MERRILL LYNCH CAPITAL

By: _______________________________
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF BORROWING

C-1

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

D-1

EXHIBIT E

FORM OF NOTICE OF CONVERSION

E-1

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

F-1

EXHIBIT G

FORM OF OFFICER’S CERTIFICATE

G-1

EXHIBIT H

FORM OF INTERIM NOTE

$____________________	January [ ], 2007

FOR VALUE RECEIVED, the undersigned, HOSPITALITY PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), hereby promises to pay to the order of ____________________ (the “Lender”), in care of MERRILL LYNCH CAPITAL CORPORATION, as Agent (the “Agent”) to MERRILL LYNCH CAPITAL CORPORATION, 4 World Financial Center, 22nd Floor, 250 Vesey Street, NY 10080, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of ________________ AND ____/100 DOLLARS ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of Interim Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and the amount of the Interim Loan made by the Lender to the Borrower and each payment made on account of the principal thereof shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Interim Loan made by the Lender.

This Note is one of the Interim Notes referred to in the Interim Loan Agreement dated as of January 22, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have the respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.5.(d) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Interim Note as of the date first written above.

HOSPITALITY PROPERTIES TRUST

By: _______________________________
Name:
Title:

Attest: _______________________________
Name:
Title:

SCHEDULE OF THE INTERIM LOAN

This Note evidences the Interim Loan made under the within-described Credit Agreement to the Borrower, on the Effective Date, in the principal amount, bearing interest at the rates and maturing on the date set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Interest Rate	Maturity Date	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT I

[Reserved]

I-1

EXHIBIT J

FORM OF COMPLIANCE CERTIFICATE

J-1

EXHIBIT K

FORM OF ADMINISTRATIVE DETAILS FORM

K-1